Exhibit 2.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
dated as of
August 2, 2005
by and among
CHART INDUSTRIES, INC.,
CERTAIN OF ITS STOCKHOLDERS,
FIRST RESERVE FUND X, L.P.
And
CI ACQUISITION, INC.

TABLE OF CONTENTS
ARTICLE I
PURCHASE AND SALE TRANSACTIONS

SECTION 1.01 The Purchase and Sale	1
SECTION 1.02 The Stock Purchase Closing	2
SECTION 1.03 Representations and Warranties of Principal Stockholders	2
SECTION 1.04 Covenants of Principal Stockholders	3
ARTICLE II
THE MERGER
ARTICLE III
THE SURVIVING CORPORATION

SECTION 3.01 Certificate of Incorporation	10
SECTION 3.02 Bylaws	10
SECTION 3.03 Directors and Officers	10
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01 Organization and Qualification; Subsidiaries	10
SECTION 4.02 Certificate of Incorporation and Bylaws	11

i

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE VI
COVENANTS OF THE COMPANY

SECTION 6.06 Section 16 Matters	36
SECTION 6.07 Financing	36
SECTION 6.08 Houston Facility Permits	37
ARTICLE VII
COVENANTS OF BUYER
ARTICLE VIII
COVENANTS OF BUYER AND THE COMPANY

SECTION 8.01 Reasonable Best Efforts	41
SECTION 8.02 Certain Filings	41
SECTION 8.03 Public Announcements	41
ARTICLE IX
CONDITIONS TO THE TRANSACTION

SECTION 9.01 Conditions to the Obligations of Each Party to Consummate the Stock Purchase	41
SECTION 9.02 Conditions to the Obligations of Each Party to Consummate the Merger	43
ARTICLE X
TERMINATION; EXPENSES

SECTION 10.01 Termination	46
SECTION 10.02 Effect of Termination	47
SECTION 10.03 Fees, Expenses and Other Payments	47

ARTICLE XI
MISCELLANEOUS

GLOSSARY OF DEFINED TERMS

Location of
Defined Term	Definition
Acquisition Proposal	SECTION 6.03(a)
Actions	SECTION 4.12
Aggregate Original Option Spread	SECTION 2.05(b)
Agreement	Preamble
Assumed CTE Amount	SECTION 4.11
Base Amount	SECTION 10.03(b)
Blue Sky Laws	SECTION 4.05(b)
Board	SECTION 6.03(b)
Buyer	Preamble
Buyer Disclosure Schedule	Article V
Buyer Material Adverse Effect	SECTION 5.01
Certificate of Merger	SECTION 2.01(b)
CERCLA	SECTION 4.18(h)
Claim	SECTION 7.03(b)
Code	SECTION 4.10
Commitment Letter	SECTION 5.07
Committee	SECTION 2.05(b)
Company	Preamble
Company Disclosure Schedule	Article IV
Company Intellectual Property	SECTION 4.19(a)
Company Material Adverse Effect	SECTION 4.01(a)
Company SEC Reports	SECTION 4.07(a)
Company Stock Options	SECTION 2.05(a)
Company Subsidiary	SECTION 4.01(b)
Company Transaction Expenses	SECTION 1.01
Confidentiality Agreement	SECTION 6.02
Contract	SECTION 4.16(a)
Determination Date	SECTION 1.01
DGCL	SECTION 2.01(a)
Discount Option	SECTION 2.05(b)
Dissenting Shares	SECTION 2.04
Effective Time	SECTION 2.01(b)
Eligible Optionee	SECTION 2.05(b)
Employee	SECTION 4.17(a)
Encumbrances	SECTION 4.03
Environment	SECTION 4.18(h)
Environmental Laws	SECTION 4.18(h)
Environmental Permits	SECTION 4.18(h)
ERISA	SECTION 4.17(a)
ERISA Plans	SECTION 4.17(a)
Exchange Act	SECTION 4.05(b)

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Location of
Defined Term	Definition
Exchange Agent	SECTION 2.03(a)
Expenses	SECTION 10.03(a)
Fairness Opinion	SECTION 4.11
Financing	SECTION 5.07
Foreign Plan	SECTION 4.17(a)
GAAP	SECTION 4.07(b)
Governmental Entity	SECTION 4.05(b)
Hazardous Material	SECTION 4.18(h)
HSR Act	SECTION 4.05(b)
Indemnified Parties	SECTION 7.03(b)
Infringe	SECTION 4.19(b)
Intellectual Property	SECTION 4.19(a)
IP Licenses	SECTION 4.19(a)
Labor Laws	SECTION 4.17(e)
Leased Real Property	SECTION 4.14(b)
Leases	SECTION 4.14(b)
Material Contract	SECTION 4.16(b)
Material Subsidiary	SECTION 4.01(b)
Merger	SECTION 2.01(a)
Merger Closing	SECTION 2.01(d)
Merger Closing Date	SECTION 2.01(d)
Merger Consideration	SECTION 2.02(c)
Merger Subsidiary	Preamble
Owned Real Property	SECTION 4.14(a)
PBGC	SECTION 4.17(c)
Permits	SECTION 4.06(b)
Permitted Encumbrances	SECTION 4.14(a)
Per Share Purchase Price	SECTION 1.01
Plan	SECTION 4.17(a)
Preferred Stock	SECTION 4.03
Principal Stockholders	Preamble
Principal Stockholder Shares	Recitals
Real Property	SECTION 4.14(b)
Release	SECTION 4.18(h)
Replacement Option	SECTION 2.05(b)
Required Holder(s)	SECTION 11.04(a)
Rollover Election	SECTION 2.05(b)
Rollover Option	SECTION 2.05(b)
Sarbanes-Oxley Act	SECTION 4.07(d)
SEC	SECTION 4.01(b)
Securities Act	SECTION 4.05(b)
Shares	Recitals
Stock Purchase	SECTION 1.01
Stock Purchase Closing	SECTION 1.02(a)
Stock Purchase Closing Date	SECTION 1.02(a)
Superior Proposal	SECTION 6.03(b)

Location of
Defined Term	Definition
Surviving Corporation	SECTION 2.01(a)
Tax	SECTION 4.10
Tax Authority	SECTION 4.10
Tax Returns	SECTION 4.10
Termination Date	SECTION 10.01(c)
Top-Up Shares	SECTION 2.01(e)
Transaction	SECTION 2.01(a)
UBS	SECTION 4.08
WARN	SECTION 4.17(e)
Warrant Agreement	SECTION 2.06(a)
Warrant Consideration	SECTION 2.06(b)
Warrants	SECTION 2.06(a)

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2005 (this “Agreement”), is made by and among Chart Industries, Inc., a Delaware corporation (the “Company”), the shareholders of the Company set forth on the Principal Stockholders Schedule attached hereto (each a “Principal Stockholder” and, collectively, the “Principal Stockholders”), First Reserve Fund X, L.P., a Delaware limited partnership (“Buyer”), and CI Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Subsidiary”).
          WHEREAS, the Board of Directors of each of Buyer, Merger Subsidiary and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Buyer upon the terms and subject to the conditions set forth herein; and
          WHEREAS, as of the date hereof, each Principal Stockholder is the record and/or beneficial owner of the number of shares of common stock, par value $0.01 per share, of the Company (“Shares”) set forth opposite such Principal Stockholder’s name on the Principal Stockholders Schedule attached hereto (together with all other Shares acquired by such Principal Stockholder after the date hereof, the “Principal Stockholder Shares” of such Principal Stockholder).
          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE TRANSACTIONS
          SECTION 1.01 The Purchase and Sale. On and subject to the terms and conditions set forth in this Agreement, at the Stock Purchase Closing, each Principal Stockholder shall sell and transfer to Merger Subsidiary, and Merger Subsidiary shall, and Buyer shall take all actions necessary or advisable to enable and cause Merger Subsidiary to, purchase from each Principal Stockholder, all of the Principal Stockholder Shares then held by such Principal Stockholder (the “Stock Purchase”), for a purchase price per Share (the “Per Share Purchase Price”) equal to (a) $65.74, minus (b) the result (rounded to the nearest cent) of (x) the aggregate amount of Company Transaction Expenses, divided by (y) the sum of the number of Shares issued and outstanding immediately prior to the earlier of the Stock Purchase Closing and the Effective Time plus the number of Shares issuable upon the exercise of Company Stock Options and Warrants outstanding immediately prior to the earlier of the Stock Purchase Closing and the Effective Time.

          For purposes hereof, “Company Transaction Expenses” means all out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors (including any fees payable to UBS) and accountants, incurred by the Company on or prior to the Merger Closing Date in respect of the transactions contemplated hereby (excluding (i) all costs and expenses incurred by the Company in connection with the Financing and (ii) all costs and expenses incurred by the Company in connection with the preparation of any information and/or materials to be distributed after the Effective Time to the former holders of Shares in accordance with Section 253 of the DGCL), as estimated in good faith by the chief financial officer of the Company on the third day immediately preceding the earlier of the Stock Purchase Closing Date and the Merger Closing Date (the “Determination Date”) based on the latest information then available, which estimate of Company Transaction Expenses (together with a copy of the information used to formulate such estimate) shall be provided to Buyer on the Determination Date.
          SECTION 1.02 The Stock Purchase Closing.
          (a) Stock Purchase Closing. The closing of the Stock Purchase (the “Stock Purchase Closing”) shall take place at the offices of Kirkland & Ellis LLP, 200 E. Randolph Drive, Chicago, Illinois, commencing at 10:00 a.m. on the second business day immediately following the satisfaction or waiver of all of the conditions set forth in SECTION 9.01 hereof (other than those that by their nature are to be satisfied at the Stock Purchase Closing, but subject to the satisfaction or waiver thereof), or at such other place and/or on such other date as the Company and Buyer agree to in writing. The date on which the Stock Purchase Closing is consummated is referred to herein as the “Stock Purchase Closing Date.”
          (b) Stock Purchase Closing Deliveries. At the Stock Purchase Closing, (i) each Principal Stockholder shall deliver to Merger Subsidiary one or more certificate(s) representing the Principal Stockholder Shares to be sold by such Principal Stockholder pursuant to SECTION 1.01 hereof, duly endorsed for transfer or accompanied by duly executed stock powers, and (ii) Merger Subsidiary shall, and Buyer shall take all actions necessary or advisable to enable and cause Merger Subsidiary to, deliver to each Principal Stockholder, by wire transfer of immediately available funds to an account designated in writing by such Principal Stockholder, an aggregate amount in cash equal to the product of (x) the Per Share Purchase Price, multiplied by (y) the number of Principal Stockholder Shares to be sold by such Principal Stockholder pursuant to SECTION 1.01 hereof.
          SECTION 1.03 Representations and Warranties of Principal Stockholders. Each Principal Stockholder, acting solely in its capacity as a holder of Shares and not as a director or officer of the Company or in any other capacity, hereby, severally and not jointly with any other Principal Stockholder, represents and warrants as of the date hereof to Buyer and Merger Subsidiary as follows:
          (a) Title to the Shares. Such Principal Stockholder owns the number of Shares set forth opposite such Principal Stockholder’s name on the Principal Stockholders Schedule attached hereto, free and clear of all security interests, liens, claims and pledges. Such Principal Stockholder has exclusive power to vote all of such Shares on all matters submitted to holders of Shares.

          (b) Authority Relative to this Agreement. Such Principal Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Principal Stockholder and the consummation by such Principal Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Principal Stockholder. This Agreement has been duly and validly executed and delivered by such Principal Stockholder and, assuming the due authorization, execution and delivery by Buyer and Merger Subsidiary, constitutes a legal, valid and binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms (i) except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) subject to general principles of equity.
          (c) No Conflict. The execution and delivery of this Agreement by such Principal Stockholder does not, and the performance of this Agreement by such Principal Stockholder will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than the SEC), domestic or foreign, by such Principal Stockholder or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Principal Stockholder.
          SECTION 1.04 Covenants of Principal Stockholders.
          (a) Each Principal Stockholder, acting solely in its capacity as a holder of Shares and not as a director or officer of the Company or in any other capacity, hereby, severally and not jointly with any other Principal Stockholder, covenants and agrees during the time this Agreement is in effect that, except as otherwise contemplated herein, such Principal Stockholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create any security interest, lien, claim or pledge with respect to, all or any portion of its Principal Stockholder Shares, unless in each case (i) the transferee agrees in writing to be bound by the terms and conditions of this Agreement to the same extent as the transferor and (ii) the transferee is an affiliate of such Principal Stockholder, is an “accredited investor” (as defined in the Securities Act and the rules and regulations promulgated thereunder) or acquires all of the Principal Stockholder Shares of such Principal Stockholder.
          (b) Subject to the terms and conditions of this Agreement, each Principal Stockholder will use commercially reasonable efforts to promptly take, or cause to be taken, all action and to promptly do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.
ARTICLE II
THE MERGER
          SECTION 2.01 The Merger.

          (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). The Stock Purchase and the Merger are sometimes hereinafter referred to as the “Transaction.”
          (b) Unless another date is agreed to in writing by the Company and Buyer, as soon as practicable, but in no event later than five business days, after satisfaction and/or, to the extent permitted hereunder, waiver of all conditions set forth in SECTION 9.02 hereof (other than those that by their nature are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver thereof), the Company and Merger Subsidiary will, and Buyer shall cause the Company and Merger Subsidiary to, file (i) a certificate of merger or (ii) in the event Merger Subsidiary shall own 90% or more of the outstanding Shares, a certificate of ownership and merger (in either such case, the “Certificate of Merger”), with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the “Effective Time”).
          (c) From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under the DGCL.
          (d) The closing of the Merger (the “Merger Closing”) shall take place on the date on which the Effective Time occurs (the “Merger Closing Date”), at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, IL, 60601, unless another place is agreed to in writing by the Company and Buyer. At the Merger Closing, the Company shall, and Buyer shall take all actions necessary or advisable to enable and cause the Company to, pay all unpaid out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors (including any fees payable to UBS) and accountants, incurred on or prior to the Merger Closing Date by the Company.
          (e) Notwithstanding any implication herein to the contrary, if, on the Merger Closing Date, the Stock Purchase Closing has previously occurred but the Principal Stockholder Shares owned by Merger Subsidiary represent less than 90% of the Shares then outstanding, then, immediately prior to the Effective Time, the Company shall issue to Merger Subsidiary, and Merger Subsidiary shall, and Buyer shall take all actions necessary or advisable to enable and cause Merger Subsidiary to, purchase from the Company, the lowest number of Shares (the “Top-Up Shares”) that, when added to the number of Shares then owned by Merger Subsidiary, shall represent one Share more than 90% of the Shares then outstanding (after giving effect to the issuance of such Top-Up Shares), for a purchase price per Top-Up Share equal to the Per Share Purchase Price. Concurrently with the issuance and purchase of the Top-Up Shares, (i) the Company shall deliver to Merger Subsidiary a certificate representing the Top-Up Shares, and (ii) Merger Subsidiary shall, and Buyer shall take all actions necessary or advisable to enable and cause Merger Subsidiary to, deliver to the Company, by wire transfer of immediately available funds to an account designated in writing by the Company, an aggregate amount in cash equal to the product of (x) the Per Share Purchase Price, multiplied by (y) the number of Top-Up Shares to be purchased by Merger Subsidiary pursuant to this SECTION 2.01(e).
          SECTION 2.02 Conversion of Shares. At the Effective Time and by virtue of the Merger and without any action on the part of the holders of Shares or shares of the capital stock of Merger Subsidiary:
          (a) Each share of capital stock of the Company held by the Company as treasury stock or owned by Buyer, Merger Subsidiary or any subsidiary of either of them immediately prior to the Effective Time, including without limitation all Shares acquired in the Stock Purchase and all Top-Up Shares acquired pursuant to SECTION 2.01(e), shall be canceled, and no payment shall be made with respect thereto;
          (b) Each share of capital stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of capital stock of the Surviving Corporation with the same rights and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and
          (c) Each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in clause (a) above or as provided in SECTION 2.04 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive the Per Share Purchase Price or, if greater, the price per Share paid in the Stock Purchase, in cash without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive upon the surrender of such certificates, the Merger Consideration.
          SECTION 2.03 Exchange of Shares.
          (a) Prior to the Effective Time, Buyer shall appoint an agent (the “Exchange Agent”) reasonably acceptable to the Company for the purposes of exchanging certificates representing Shares for the Merger Consideration in accordance with this SECTION 2.03 and exchanging certificates representing certain Warrants for Warrant Consideration in accordance with SECTION 2.06. Buyer will, at the Effective Time, deposit with the Exchange Agent, the full amount of the Merger Consideration to be paid in respect of Shares. For purposes of determining the Merger Consideration to be so deposited, Buyer shall assume that no stockholder of the Company will perfect his right to appraisal of his, her or its Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and related instructions for use in such exchange.
          (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares (or evidence of loss in lieu thereof), together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares and the certificate or certificates so surrendered shall forthwith be cancelled; provided that in no event will a holder of a certificate or certificates be entitled to receive the Merger Consideration if the Merger Consideration was already paid with respect to the Shares underlying such certificate or certificates in connection with an affidavit of loss. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.
          (c) If any portion of the Merger Consideration payable in respect of any Share is to be paid to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
          (d) After the Effective Time, there shall be no further registration of transfers of Shares outstanding immediately prior to the Effective Time.
          (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to SECTION 2.03(a) that remains unclaimed by the holders of Shares entitled thereto six months after the Effective Time shall be returned to Buyer, upon demand, and any stockholder of the Company who has not exchanged his Shares for the Merger Consideration in accordance with this SECTION 2.03 prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares. None of Buyer, Merger Subsidiary or the Company shall be liable to any holder of the Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to SECTION 2.03(a) to pay for Shares for which appraisal rights shall have been perfected shall be returned to Buyer, upon demand.
          (g) In the event that any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such certificate (provided that, if such person is a financial institution or other institutional investor, its own agreement shall be satisfactory), the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration with respect to such certificate, to which such person is entitled pursuant hereto.
          SECTION 2.04 Dissenting Shares. Notwithstanding SECTION 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing, if any such vote or consent is required, and who has demanded appraisal for such Shares in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. At the

Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive, subject to and net of any applicable withholding of Taxes, payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration payable in respect of such Shares pursuant to SECTION 2.02, without any interest thereon. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
          SECTION 2.05 Company Stock Options.
          (a) At the Effective Time, each stock option, stock equivalent right or other right to acquire Shares granted under the Chart Industries, Inc. 2004 Stock Option and Incentive Plan or the Chart Industries, Inc. 2004 Stock Option Plan for Outside Directors (each a “Company Stock Option”) that is outstanding immediately prior to the Effective Time (regardless of whether then vested or exercisable, but excluding any Company Stock Options, or portions thereof, for which a Rollover Election has been delivered in accordance with SECTION 2.05(b)) shall be canceled in the Merger. Thereafter, no holder of any such Company Stock Option shall have any rights in respect thereof, other than the right to receive therefor an amount in cash from the Company at the Merger Closing, and the Company shall, and Buyer shall take all actions necessary or advisable to enable and cause the Company to, pay an amount in cash at the Merger Closing to such holder in respect of such Company Stock Option, equal to the product of (i) the number of Shares issuable upon the exercise of such Company Stock Option as of immediately prior to the Effective Time (assuming, for this purpose, that such Company Stock Option is fully vested and exercised for cash) and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share under such Company Stock Option, less any required withholding taxes. Prior to the Effective Time, the Company shall take all action necessary to effect the foregoing.
          (b) Notwithstanding anything in SECTION 2.05(a) to the contrary, the Compensation Committee of the Board (the “Committee”) may elect, by delivering written notice to Buyer and one or more employees of the Company or any Company Subsidiary holding any Company Stock Option (each an “Eligible Optionee”) at least 10 days prior to the Merger Closing (a “Rollover Election”), to have all or any portion of the Company Stock Options held by such Eligible Optionee(s) and which remain outstanding as of the Effective Time adjusted in accordance with the terms of the Plans and SECTION 2.05(c) below to represent stock options to acquire shares of common stock of the Surviving Corporation (each a “Rollover Option”), on the same terms and conditions applicable to such Company Stock Option(s) (or portions thereof) immediately prior to the Effective Time; provided that: (i) unless otherwise agreed to in writing by such Eligible Optionee prior to the Effective Time, each such Rollover Option shall vest in the manner that was due to occur under the terms of such corresponding Company Stock Option(s) before or at the Effective Time; and (ii) to the extent the Committee elects to have any

Company Stock Option that was granted with an exercise price per share less than the per share fair market value of the Shares underlying such Company Stock Option on the grant date thereof (each a “Discount Option”), and which remains outstanding as of immediately prior to the Effective Time, adjusted into a Rollover Option in accordance with the terms of the Plans and SECTION 2.05(c) below, then immediately prior to the Effective Time, such Discount Option shall be modified in accordance with Internal Revenue Service Notice 2005-1, Q&A 18(d) (any Discount Option so modified is referred to herein as a “Replacement Option”) by increasing the aggregate exercise price of such Discount Option by an amount equal to the excess of (A) the aggregate fair market value of the Shares underlying such Discount Option on the grant date thereof over (B) the aggregate exercise price of such Discount Options on the grant date thereof (such excess, the “Aggregate Original Option Spread”). Prior to the Effective Time, the Company shall take all action necessary to effect the foregoing.
          (c) The adjustment of any Company Stock Option(s) (or portions thereof) (including any Replacement Option(s)) into a Rollover Option shall be effected in a manner such that: (i) the excess of the aggregate fair market value of the shares of common stock of the Surviving Corporation subject to such Rollover Option immediately following such adjustment over the aggregate exercise price of such Rollover Option immediately following such adjustment shall be equal to the aggregate amount of cash to which the holder of such corresponding Company Stock Option(s) (or portions thereof) would have been entitled pursuant to SECTION 2.05(a) (before any reduction for withholding taxes) in respect of such Company Stock Option(s) (or portions thereof) had such Company Stock Option(s) (or portions thereof) been cancelled in accordance with such section (for the avoidance of doubt, with respect to any Replacement Option(s), the “aggregate amount of cash to which the holder of such corresponding Company Stock Option(s) (or portions thereof) would have been entitled pursuant to SECTION 2.05(a)” shall be determined after giving effect to the increase in the exercise price of such Replacement Option(s) pursuant to the proviso in SECTION 2.05(b) above); and (ii) all of the other requirements of Internal Revenue Service Notice 2005-1, and Treasury Regulation Section 1.424-1, as modified by Internal Revenue Service Notice 2005-1, Q&A 4(d), are intended to be satisfied.
          (d) Each Eligible Optionee who holds a Discount Option that the Committee has elected to adjust into a Rollover Option in accordance with SECTION 2.05(b) shall be entitled to receive an amount in cash from the Company at the Merger Closing, and the Company shall, and Buyer shall take all actions necessary or advisable to enable and cause the Company to, pay an amount in cash at the Merger Closing to such Eligible Optionee, equal to the Aggregate Original Option Spread for such Discount Option, less any required withholding taxes. Prior to the Effective Time, the Company shall take all action necessary to effect the foregoing.
          SECTION 2.06 Warrants.
          (a) At the Effective Time, each warrant issued pursuant to that certain Warrant Agreement (the “Warrant Agreement”), dated September 15, 2003, between the Company and National City Bank, as Warrant Agent (the “Warrants”), that is outstanding immediately prior to the Effective Time shall be canceled in the Merger. Thereafter, no holder of any such Warrant shall have any rights in respect thereof, other than the right to receive therefor in accordance with this SECTION 2.06 an amount in cash equal to the product of (i) the number of Shares issuable upon the exercise of such Warrant as of immediately prior to the Effective Time (assuming, for this purpose, that such Warrant is exercised for cash) and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share under such Warrant (the “Warrant Consideration”). Prior to the Effective Time, the Company shall take all actions necessary to effect the foregoing.
          (b) Buyer will, at the Effective Time, deposit with the Exchange Agent, the full amount of the Warrant Consideration to be paid in respect of the Warrants. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Warrants at the Effective Time a letter of transmittal and related instructions for the exchange of certificates representing Warrants for the Warrant Consideration payable in respect thereof. Each holder of Warrants, upon surrender to the Exchange Agent of a certificate or certificates representing such Warrants (or evidence of loss in lieu thereof), together with a properly completed letter of transmittal covering such Warrants, will be entitled to receive the Warrant Consideration payable in respect of such Warrants, and the certificate or certificates so surrendered shall forthwith be cancelled; provided that in no event will a holder of a certificate or certificates representing Warrants be entitled to receive the Warrant Consideration if the Warrant Consideration was already paid with respect to the Warrants underlying such certificate or certificates in connection with an affidavit of loss. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Warrant Consideration.
          (c) If any portion of the Warrant Consideration payable in respect of any Warrant is to be paid to a person other than the registered holder of the Warrant represented by the certificate or certificates surrendered, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Warrants or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
          (d) After the Effective Time, there shall be no further registration of transfers of Warrants outstanding immediately prior to the Effective Time.
          (e) Any portion of the Warrant Consideration made available to the Exchange Agent pursuant to SECTION 2.06(b) that remains unclaimed by the holders of Warrants entitled thereto six months after the Effective Time shall be returned to Buyer, upon demand, and any warrantholder of the Company who has not exchanged his Warrants for the Warrant Consideration in accordance with this SECTION 2.06 prior to that time shall thereafter look only to Buyer for payment of the Warrant Consideration in respect of his Warrants. None of Buyer, Merger Subsidiary or the Company shall be liable to any holder of the Warrants for any Warrant Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (f) In the event that any certificate representing Warrants shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such certificate (provided that, if such person is a financial institution or other institutional investor, its own agreement shall be satisfactory), the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Warrant Consideration with respect to such certificate, to which such person is entitled pursuant hereto.
ARTICLE III
THE SURVIVING CORPORATION
          SECTION 3.01 Certificate of Incorporation. The Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law.
          SECTION 3.02 Bylaws. The Bylaws of the Company in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.
          SECTION 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall constitute the directors of the Surviving Corporation, until the earlier of their resignation or removal, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in the Company Disclosure Schedule delivered by the Company to Buyer at or prior to the execution of this Agreement (the “Company Disclosure Schedule”) or as expressly disclosed in the Company SEC Reports filed with SEC prior to the date hereof, the Company represents and warrants to Buyer and Merger Subsidiary that:
          SECTION 4.01 Organization and Qualification; Subsidiaries.
          (a) Each of the Company and each Material Subsidiary is a corporation, limited liability company, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each Material Subsidiary are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term “Company Material Adverse Effect” means any change, condition, circumstance or effect that is, or is reasonably likely to be, materially adverse to the assets and liabilities (taken together), business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole (other than changes, conditions, circumstances or effects that are the result of (i) economic factors affecting the economy or financial markets as a whole or generally affecting any of the industries and markets in which the Company or any of the Company Subsidiaries operates, (ii) natural disasters, acts of war, sabotage or terrorism, military actions or the escalation thereof, (iii) any change in applicable laws, rules or regulations or accounting rules or (iv) actions contemplated by the parties in connection with this Agreement or the announcement or performance of this Agreement, except that the exclusions set forth in clauses (i), (ii) and (iii) shall only be effective if the Company and the Company Subsidiaries, taken as a whole, are not substantially, disproportionately impacted in financial terms by such events when compared to other companies in the industries in which the Company and the Company Subsidiaries operate).
          (b) For purposes hereof, “Material Subsidiary” means a subsidiary (as defined in Rule 1-02 of Regulation S-X of the United States Securities and Exchange Commission (the “SEC”)) of the Company (a “Company Subsidiary”) that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X of the SEC.
          SECTION 4.02 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Buyer a complete and correct copy of the Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such Certificates of Incorporation, Bylaws and equivalent organizational documents are in full force and effect.
          SECTION 4.03 Capitalization. The authorized capital stock of the Company consists of 9,500,000 Shares and 500,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of July 18, 2005, (a) 5,360,409 Shares were outstanding and (b) no shares of Preferred Stock were outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. As of July 18, 2005, Warrants to purchase 249,983 Shares were outstanding at an exercise price of $32.97 per Share (subject to adjustment). SECTION 4.03 of the Company Disclosure Schedule contains a true and complete list of all outstanding Company Stock Options as of the date hereof, the exercise price for each such Company Stock Option as of the date hereof and the holders of each such Company Stock Option as of the date hereof. As of March 31, 2005, 729,080 Shares were reserved for issuance upon the exercise of outstanding Company Stock Options and Warrants, which consisted of (i) Company Stock Options to purchase 477,701 Shares at a weighted average exercise price of $18.18 per Share (subject to adjustment) and (ii) Warrants to purchase 251,379 Shares at an exercise price of $32.97 per Share (subject to adjustment) pursuant to the Warrant Agreement, and, except for such Company Stock Options and Warrants, no preemptive rights, conversion rights, stock appreciation rights, redemption rights, repurchase rights options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any Company Subsidiary to issue or sell, or to cause to be issued or sold, any shares of capital stock of, other equity interests in, or rights to acquire equity interests in, the Company or any Material Subsidiary were outstanding. Other than with respect to the Company Subsidiaries listed on SECTION 4.03 of the Company Disclosure Schedule, the Company does not directly or indirectly own any securities or other beneficial ownership interests in any other entity (including through joint ventures or partnership arrangements) representing more than 5% of the beneficial ownership interests of such entity, or have any similar equity investment in any other person. There are no material outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Material Subsidiary, or to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary. Each outstanding share of capital stock or other equity interest of each Company Subsidiary is validly issued and, with respect to each outstanding share of capital stock of any Company Subsidiary that is a domestic corporation, fully paid, and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements imposing restrictions on assets, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever (“Encumbrances”) other than any such encumbrances imposed by applicable law (including securities laws). Except as otherwise expressly contemplated by SECTION 2.05 hereof, following the consummation of the Merger, there will not be outstanding any rights, warrants, options or other securities entitling the holder thereof to purchase, acquire or otherwise receive any shares of the capital stock of the Company or any of the Company Subsidiaries (or any other securities exercisable for or convertible into such shares). Neither the Company nor any of the Company Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any Company Subsidiary on any matter or any agreements with respect to which Company stockholders, as such, have the right to vote.
          SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          SECTION 4.05 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by the Company do not, and the performance of the transactions contemplated herein by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or such Company Subsidiary is a party or by which the Company or such Company Subsidiary or any property or asset of the Company or such Company Subsidiary is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, or would not, individually or in the aggregate, have a Company Material Adverse Effect (provided that, for purposes of this SECTION 4.05(a), the definition of Company Material Adverse Effect shall not include the exclusion in clause (iv) thereof).
          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”), except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (C) filing and recordation of appropriate merger documents as required by the DGCL and (D) applicable requirements, if any, of any non-United States competition, antitrust and investment laws and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, or would not, individually or in the aggregate, have a Company Material Adverse Effect (provided that, for purposes of this SECTION 4.05(b), the definition of Company Material Adverse Effect shall not include the exclusion in clause (iv) thereof).
          SECTION 4.06 Compliance.

          (a) Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any material law, statute, ordinance, writ, injunction, settlement agreement, rule, regulation, order, judgment or decree (including, without limitation, material laws, rules and regulations relating to franchises) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.
          (b) Except for such deficiencies that would not individually or in the aggregate have a Company Material Adverse Effect, the Company and each Company Subsidiary has duly obtained all material permits, consents, concessions, grants, franchises, licenses and other governmental authorizations, agreements and approvals (collectively, “Permits”) required under any applicable law, statute, ordinance, writ, injunction, settlement agreement, rule, regulation, order, judgment or decree in order to conduct the business of the Company and the Company Subsidiaries as conducted on the date hereof, each Permit is in full force and effect, and there are no proceedings pending or to the knowledge of the Company threatened which could result in the revocation, cancellation, suspension or modification of any Permit. For purposes of this Agreement, “knowledge” of the Company means the actual knowledge of Samuel F. Thomas, Michael F. Biehl and Mark Ludwig and the knowledge that such individuals would reasonably be expected to have upon reasonable inquiry.
          (c) This SECTION 4.06 does not address compliance with, or Permits required under, Environmental Laws, which are addressed solely in SECTION 4.18.
          SECTION 4.07 SEC Filings; Financial Statements.
          (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since September 15, 2003 (the “Company SEC Reports”) and has heretofore made available to Buyer, in the form filed with the SEC (excluding any exhibits thereto), the Company SEC Reports. The Company SEC Reports and any forms, reports and other documents filed by the Company with the SEC after the date of this Agreement (x) were or will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of circumstances under which they were made, not misleading (provided that no representation is made under this clause (y) with respect to agreements filed as exhibits to any such forms or reports). No Company Subsidiary is required to file any form, report or other document with the SEC.
          (b) Except as set forth in SECTION 4.07(b) of the Company Disclosure Schedule, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (other than any such financial statements furnished to the SEC and not deemed to be “filed” for purposes of Section 18 of the Exchange Act) was prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated (“GAAP”) (except as may be indicated in the notes thereto) and each fairly presented the financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries, as the case may be, at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount and the absence in such unaudited statements of certain footnote disclosures).
          (c) Except for (i) liabilities recorded or disclosed in the consolidated financial statements or the notes thereto contained in the Company SEC Reports, (ii) liabilities that were not required to be disclosed in such consolidated financial statements or the notes thereto pursuant to GAAP, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since March 31, 2005, (iv) liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement and/or (v) liabilities or obligations that have been discharged or paid in full prior to the date of this Agreement, there are no material liabilities or obligations of the Company or any of the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or otherwise.
          (d) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder applicable to the Company.
          SECTION 4.08 Brokers. Except for UBS Securities LLC (“UBS”) whose fees will be paid by the Company, there is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary who might be entitled to any fee or commission from the Company, any Company Subsidiary, Merger Subsidiary or Buyer or any of their affiliates upon consummation of the transactions contemplated by this Agreement.
          SECTION 4.09 Events Subsequent to Most Recent Fiscal Quarter End. Since March 31, 2005, there has not been any adverse change in the financial condition of the Company and the Material Subsidiaries taken as a whole which would constitute a Company Material Adverse Effect or any action by the Company or a Company Subsidiary that would have required Buyer’s consent pursuant to SECTION 6.01 had such action been taken after the date hereof.
          SECTION 4.10 Tax Matters. (i) The Company and its Material Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and its Material Subsidiaries have paid all Taxes due and payable or that the Company or any Material Subsidiary is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been provided in accordance with GAAP or for such amounts that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect; (iii) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened in writing audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to the Company or any Material Subsidiary which, if determined adversely to the Company or such Material Subsidiary, could reasonably be expected to have a Company Material Adverse Effect; (iv) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against the Company or any Material Subsidiary, which if such deficiencies or claims were finally resolved against the Company or such Material Subsidiary, could reasonably be expected to have a Company Material Adverse Effect; (v) there are no material liens or claims for Taxes upon the assets of the Company or any Material Subsidiary, other than liens or claims for current Taxes not yet due and payable and liens or claims for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP; (vi) the Company has made available to the Buyer (1) all material Tax Returns filed by or on behalf of the Company or any Material Subsidiary for all completed Tax years that remain open for audit or review by the relevant Tax Authority and (2) all material ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements and settlement agreements, and any similar documents or communications sent or received by the Company or any Material Subsidiary relating to Taxes, to the extent still pending or in effect; (vii) the Company and the Company Subsidiaries have not incurred any material liability for Taxes from and after September 15, 2003 other than Taxes incurred in the ordinary course of business consistent with past practices; (viii) neither the Company nor any Material Subsidiary has made an election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”); (ix) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the Company and the Company Subsidiaries incurring any material liability to make or possibly make any payments, either alone or in conjunction with any other payments, that (A) are non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of, Section 280G of the Code or (B) are or may be subject to the imposition of an excise Tax under Section 4999 of the Code; (x) as of the date hereof the Company and the Company Subsidiaries have not agreed to, and are not required to, make any adjustments or changes to their accounting methods pursuant to Section 481 of the Code (or similar provisions of state, local or foreign law), and neither the Internal Revenue Service nor any other Tax Authority has proposed in writing any such adjustments or changes in the accounting methods of the Company and the Material Subsidiaries; (xi) to the Company’s knowledge, no unresolved material claim has ever been made in writing by any Tax Authority in a jurisdiction in which the Company or the Company Subsidiaries do not file Tax Returns that any such person is or may be subject to taxation by that jurisdiction; (xii) the Company is not, and has not been during the five-year period ending on the date hereof, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; (xiii) neither the Company nor any of its Subsidiaries (1) is a party to any Tax sharing or similar agreement or any arrangement pursuant to which it or any of its Subsidiaries has an obligation to indemnify any party (other than the Company or any Company Subsidiary) with respect to Taxes or (2) is or has been since September 15, 2003 a member of an affiliated group filing a consolidated return (other than a group the common parent of which is the Company); (xiv) neither the Company nor any Company Subsidiary has engaged in any “reportable transactions” within the meaning of Treasury Regulation §1.6011-4(b) during the period for which such regulation is effective; and, (xv) during the five-year period ending on the date hereof, neither the Company nor any Company Subsidiary was a “distributing corporation” or a “controlled corporation” (as such terms are defined in Treas. Reg. Section 1.355-1(b)) in a transaction intended to be governed by Section 355 of the Code. “Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person. “Tax Return” means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes. “Tax Authority” shall mean any Governmental Entity or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.
          SECTION 4.11 Opinion of Financial Advisor. The Company has received the opinion of UBS, dated the date of this Agreement (the “Fairness Opinion”), to the effect that, as of such date, the Merger Consideration to be paid to the stockholders of the Company (other than the Principal Stockholders) is fair, from a financial point of view, to such stockholders, assuming that aggregate Company Transaction Expenses do not exceed the assumed amount of such expenses expressly set forth in the Fairness Opinion (the “Assumed CTE Amount”).
          SECTION 4.12 Litigation. There is no litigation, arbitration, claim, suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Material Subsidiary (collectively, the “Actions”) which, individually or in the aggregate of all such Actions arising out of similar facts or circumstances, could reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Material Subsidiary which could reasonably be expected to have a Company Material Adverse Effect.
          SECTION 4.13 Anti-takeover Statutes. The Company has taken all action necessary to exempt the Stock Purchase, the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL, and, to the Company’s knowledge, no other state takeover statute, other than those arising solely under state “blue sky” laws, is applicable to the Merger, this Agreement and the transactions contemplated hereby or thereby.
          SECTION 4.14 Real Property.
          (a) The Company or one of the Company Subsidiaries has good and marketable title to real property listed as owned by the Company or one of the Company Subsidiaries on SECTION 4.14(a) of the Company Disclosure Schedule (collectively, the “Owned Real Property”), free and clear of all Encumbrances, other than Permitted Encumbrances. For purposes of this Agreement, “Permitted Encumbrances” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business, (ii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which the Company or the Company Subsidiaries are not in default, (iii) Encumbrances for current Taxes and utilities not yet due and payable or which may hereafter be paid without penalty, which have been set aside in accordance with GAAP or which are being contested by appropriate proceedings, (iv) imperfections of title or Encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of any asset to which they relate in the conduct of the business of the Company or any of the Company Subsidiaries as presently conducted, (v) leases, subleases and similar agreements set forth on the Company Disclosure Schedules, (vi) easements, covenants, rights-of-way and other similar restrictions or conditions of record or which would be shown by a current accurate survey of any of the Real Property that do not materially interfere with the continued use and operation of the Real Property as currently used and operated, (vii) zoning, building and other restrictions imposed by any applicable law (including securities laws) that do not, individually or in the aggregate, materially impair the continued use and operation of any asset to which they relate in the conduct of the business of the Company or any of the Company Subsidiaries as presently conducted, (viii) Encumbrances that have been placed by any developer, landlord or other third party on property over which the Company or any of the Company Subsidiaries have easement rights or under any lease or subordination or similar agreements relating thereto that do not, individually or in the aggregate, materially impair the continued use and operation of any asset to which they relate in the conduct of the business of the Company or any of the Company Subsidiaries as presently conducted, (ix) unrecorded easements, covenants, rights-of-way and other similar restrictions on the Real Property none of which, individually or in the aggregate, materially impairs the continued use and operation of such Real Property as currently used and operated, (x) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (xi) cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business consistent with past practice, and (xii) bankers’ liens and similar liens, including rights of offset or set-off in respect of deposit accounts and liens in favor of securities intermediaries in respect of securities accounts securing fees and costs owing to such securities intermediaries arising or incurred in the ordinary course of business. Neither the Company nor any Company Subsidiary is a party to nor is any of the Owned Real Property subject to any unrecorded instrument granting a right or option to any other person to purchase or lease or otherwise obtain title to, or an interest in, such Owned Real Property. Neither the Company nor any Company Subsidiary has received written notice of any pending violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting any of the Owned Real Property, which in any event could reasonably be expected to have a Company Material Adverse Effect.
          (b) SECTION 4.14(b) of the Company Disclosure Schedule lists all leases and subleases (collectively, the “Leases”) pursuant to which any real estate is leased or subleased by the Company or one of the Company Subsidiaries and used in the business and operations of the Company and the Company Subsidiaries as conducted in the ordinary course of business (collectively, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Each such Lease is in full force and effect as against the Company or the applicable Company Subsidiary that is a party thereto and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company or the applicable Company Subsidiary that is a party thereto. The Company has delivered to Buyer complete and correct copies of all Leases including all amendments thereto effective as of the date hereof. Neither the Company nor any Company Subsidiary has received written notice of any pending default under any Lease, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default, which in either such event would reasonably be expected to have a Company Material Adverse Effect.
          (c) The Real Property listed on SECTION 4.14(a) of the Company Disclosure Schedule is all of the real property interests used in the business of the Company and the Company Subsidiaries as conducted in the ordinary course of business. The Company does not own or lease Real Property except as set forth on SECTION 4.14(a) and (b) of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary has received written notice of any pending or threatened condemnation proceedings or other similar action to take by eminent domain any of the Real Property. Neither the Company nor any Company Subsidiary is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell, lease or purchase any Real Property or any portion thereof which Real Property, individually or in the aggregate, is material to the Company or any Company Subsidiary. To the knowledge of the Company, each Real Property complies in all material respects with all applicable Laws.
          SECTION 4.15 Tangible Assets. The Company and each of the Company Subsidiaries has good and marketable title to all of its material tangible assets free and clear of all Encumbrances, other than any such Encumbrances imposed by applicable law, any defect in title or Encumbrance to the extent it would not have a Company Material Adverse Effect, or any other Permitted Encumbrance. The Company and each of the Company Subsidiaries holds valid leaseholds in all of the material tangible assets leased by it, in each case under valid and enforceable leases.
          SECTION 4.16 Material Contracts.
          (a) Except as listed and set forth in SECTION 4.16(a) of the Company Disclosure Schedule, the Company is not a party to any legally binding contract, agreement, arrangement, bond, commitment, note, loan, mortgage, lease, subcontract, indenture, instrument, license, purchase order, sale order, proposal or undertaking, whether written or oral, or other agreement legally binding on the parties thereto (“Contract”) that is:
               (i) an agreement limiting or restraining the freedom of Buyer or the Surviving Corporation or their affiliates following the Merger Closing to compete in any material respect in any line of business with any person;
               (ii) an agreement granting an Encumbrance on assets of the Company or any Company Subsidiary, other than any such encumbrances imposed by applicable law on any asset of the Company or a Company Subsidiary or that otherwise constitute a Permitted Encumbrance, or an agreement guaranteeing the payment of liabilities or performance of obligations of any other person (other than the Company or a Company Subsidiary) in an amount in each case, or in the aggregate with any such related agreements, in excess of $1,000,000 by the Company or a Company Subsidiary;
               (iii) an agreement, other than purchase orders, with any of the ten (10) largest customers (based on 2004 sales) and the ten (10) largest suppliers (based on 2004 purchases) of the Company;
               (iv) an agreement for the lease, sublease, stand-alone co-location, purchase or sale of any material asset or property in an amount in each case, or in the aggregate with any such related agreements, in excess of $1,000,000, or purchase or sale of capital stock in an amount in each case, or in the aggregate with any such related agreements, in excess of $1,000,000 or grant of any preferential rights to purchase any such material asset or capital stock, in each case outside the ordinary course of business;
               (v) an obligation of the Company or a Material Subsidiary or any predecessor entity of the Company (A) for borrowed money in excess of $1,000,000 evidenced by bonds, debentures, notes or similar instruments, (B) to provide indemnification to any other Person not entered into in the ordinary course of business and involving in excess of $1,000,000 of reasonably anticipated liability, (C) to maintain deposits or advances of any kind not entered into in the ordinary course of business, or (D) under capital leases;
               (vi) a joint venture, consortium, asset sharing, partnership or similar agreement to which the Company or any of the Company Subsidiaries are parties, except any such agreements to which any of the Company and the Company Subsidiaries are the only parties;
               (vii) a collective bargaining agreement (none of which are currently being negotiated as of the date hereof), or an agreement relating to employment, change in control, termination, retention or severance that requires, or in the future would reasonably be expected to require, payments in any twelve-month period in excess of $100,000; or
               (viii) an agreement or other contractual obligation, other than as set forth above and other than purchase orders, with respect to which the aggregate amount reasonably expected to be received or paid thereunder will exceed $2,000,000 individually (or in the aggregate, in the case of any related series of Contracts) in 2005 or any single calendar year thereafter.
          (b) Each of the Contracts listed in SECTION 4.16(a) of the Company Disclosure Schedule in response to the foregoing (collectively, the “Material Contracts”) is legal, valid, binding and in full force and effect in all material respects and is enforceable by the Company or a Company Subsidiary against any other party thereto in accordance with its terms, except to the extent that such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors (other than such as relate to fraudulent conveyance), and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and except for any failure to be legal, valid, binding and in full force and effect or enforceable as would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in any material respect and, to the knowledge of the Company, no other party thereto is in default in any material respect in the performance, observance or fulfillment of any material obligation, covenant or condition contained in the Material Contracts, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default by the Company or a Company Subsidiary thereunder, except as would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice of the intention of any party to terminate such Material Contract except as would not reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies (or accurate descriptions) of all Material Contracts, together with all modifications and amendments thereto to the date of this Agreement, have been made available to Buyer or its representatives.
          SECTION 4.17 Employee Matters.
          (a) SECTION 4.17(a) of the Company Disclosure Schedule lists each ERISA Plan (as defined below) and each material Plan as of the date hereof. “Plan” shall mean each “employee pension benefit plan,” as that term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); each “employee welfare benefit plan,” as that term is defined in section 3(1) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”); and each other retirement, pension, profit-sharing, money purchase, deferred compensation, excess benefits, incentive compensation, bonus, stock option or other equity related program, severance pay, change of control benefits or payments, fringe benefit, employment or other employee benefit plan, policy, program, agreement, or arrangement maintained or contributed to by the Company or the Company Subsidiaries in the six years preceding the date of this Agreement, and with respect to which the Company or the Company Subsidiaries have liability, or could have liability due to any applicable statute of limitations not having expired, as of the date hereof, in respect of or for the benefit of (i) any current employee, consultant or independent contractor of the Company or the Company Subsidiaries who provides substantially all of his or her services to or for the business of the Company or the Company Subsidiaries (any such individual referred to hereinafter as an “Employee”) or director or (ii) any former Employee or director, but excluding any such plan, program, agreement, or arrangement maintained or contributed to solely in respect of or for the benefit of Employees or former Employees employed or formerly employed outside of the United States, as of the date hereof. SECTION 4.17(a) of the Company Disclosure Schedule also lists any Foreign Plan (as defined below) that is a defined benefit type retirement Plan and each other material Foreign Plan. “Foreign Plan” shall mean each plan, program, policy agreement, or arrangement maintained or contributed to in the six years preceding the date of this Agreement, and with respect to which the Company or the Company Subsidiaries have liability, or could have liability due to any applicable statute of limitations not having expired, as of the date hereof, solely in respect of or for the benefit of current or former Employees or directors employed or formerly employed outside of the United States, as of the date hereof (collectively referred to hereinafter as the “Foreign Plans”). With respect to any Foreign Plans, (i) all Foreign Plans have been established, maintained and administered in material compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs and regulations of any controlling governmental authority or instrumentality; (ii) all Foreign Plans that are required to be funded are fully funded, and with respect to all other Foreign Plans, adequate reserves therefore have been established on the accounting statements of the Company or any Company Subsidiary; and (iii) no material liability or obligation of the Company or any Company Subsidiary exists with respect to such Foreign Plans that has not been disclosed in SECTION 4.17(a) of the Company Disclosure Schedule. With respect to each Plan and each Foreign Plan listed on SECTION 4.17(a) of the Company Disclosure Schedule, the Company has delivered or made available to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and to the extent applicable and available to the Company after reasonable inquiry: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description (to the extent required by applicable law) and summaries of material modifications; and (iv) for the two (2) most recent years (A) the Form 5500 and attached schedules, if applicable, (B) audited financial statements, if applicable, and (C) actuarial valuation reports, if applicable.
          (b) Except as otherwise set forth in SECTION 4.17(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the performance of this Agreement by the Company will not directly result now or at any time in the future in (i) the payment to, or the acceleration of any payment to, any Employee of any severance, termination, change of control or similar payments or benefits, whether or not such payments would constitute parachute payments within the meaning of Section 280G of the Code or (ii) the acceleration, vesting or increase in benefits to any Employee or director.
          (c) Except as set forth on SECTION 4.17(c) of the Company Disclosure Schedule, with respect to the ERISA Plans, other than those ERISA Plans identified on SECTION 4.17(d) of the Company Disclosure Schedule as “multiemployer plans”:
               (i) The PBGC has not instituted proceedings to terminate any such ERISA Plan that is subject to Title IV of ERISA, no material liability under Title IV of ERISA has been incurred or is reasonably expected to be incurred by the Company, any of the Company Subsidiaries (other than liability for premiums due to the Pension Benefit Guaranty Corporation (the “PBGC”) and contributions required to be made in the ordinary course), unless such liability has been, or prior to the Merger Closing Date will be, satisfied in full;
               (ii) Neither the Company nor any Company Subsidiary has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 or 4212(c) of ERISA. No (A) “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in material liability, (B) non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) that could reasonably be expected to result in a material liability, or (C) “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any such ERISA Plan;
               (iii) Each such ERISA Plan has been operated and administered in all material respects in accordance with its provisions and all applicable laws and the Company and the Company Subsidiaries have performed in all material respects all obligations required to be performed by them thereunder and are not in any material respect in default under or in violation of any of the ERISA Plans;

               (iv) Each such ERISA Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code and, to the extent applicable, Section 401(k) of the Code, has received a favorable determination letter by the IRS, each trust created under any such plan has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of the most recent such letter (other than the effective date of certain amendments to the Code, the remedial amendment period for which has not yet expired) that would reasonably be expected to result in loss of the qualified status of any of such ERISA Plans;
               (v) There are no pending or, to the knowledge of the Company, threatened claims, lawsuits, arbitrations or other actions or proceedings against any such ERISA Plan by any Employee, former Employee, or beneficiary covered under any such ERISA Plan, or otherwise involving any such ERISA Plan (other than routine claims for benefits and routine expenses) and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such claims, lawsuits, arbitrations or other actions or proceedings;
               (vi) To the knowledge of the Company, no event has occurred and no condition exists with respect to any ERISA Plan that would subject the Company or any Company Subsidiary to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations;
               (vii) No ERISA Plan, and none of the Company or any of the Company Subsidiaries with respect to any ERISA Plan is under audit or investigation or action by the IRS, Department of Labor, or any other Governmental Entity; and
               (viii) No ERISA Plan provides retiree welfare benefits and neither the Company nor any Company Subsidiary has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code and similar state laws.
          (d) Except as set forth on SECTION 4.17(d) of the Company Disclosure Schedule, none of the ERISA Plans is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, and with respect to any such multiemployer plans (as so defined) listed in SECTION 4.17(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has made or incurred, and the transactions contemplated by this Agreement will not result in the Company or any Company Subsidiary making or incurring, a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA that would result in the incurrence of a material liability by the Company or any Company Subsidiary.
          (e) Except as set forth on SECTION 4.17(e) of the Company Disclosure Schedule (or in the case of subsection (iv) below, as disclosed in SECTION 4.16(a) or SECTION 4.17(a) of the Company Disclosure Schedule):
               (i) neither the Company nor any of the Company Subsidiaries is a party to any Contract or agreement with any labor organization or other body representing or purporting to represent Employees of either the Company or any of the Company Subsidiaries and (A) there are no existing or, to the knowledge of Company, threatened labor strikes, work stoppages, slow downs or material interruptions of work against the Company or any Company Subsidiary, nor have there been during the five-year period ending on the date hereof, (B) there are no labor arbitrations or material grievances involving the Company or any Company Subsidiary which if decided adversely to the Company or any Company Subsidiary, individually or in the aggregate with all related matters, may reasonably be expected to create a liability in excess of $1 million or cause the Company or any Company Subsidiary to incur expenses in excess of $1 million, or (C) there is no (x) unfair labor practice charge or complaint pending or, to the knowledge of the Company, threatened or (y) court or agency order, or consent decree with, or citation by, any Government Entity relating to employees or employment practices, and to the knowledge of the Company, there is no pending or threatened, union organizing or decertification activity respecting the Employees of the Company or any Company Subsidiary;
               (ii) to the knowledge of the Company, each of the Company and the Company Subsidiaries has complied during the three-year period ending on the date hereof in all material respects with all requirements of applicable law relating to the employment of labor, employment practices, compensation, benefits hours and other terms and conditions of employment, including but not limited to payment and termination of employees, including the provisions thereof relative to wages, hours, severance, vacation, collective bargaining, immigration, unfair labor practices, contributions, unemployment, withholding taxes, occupational health and safety, affirmative action, equal employment opportunity and non-discrimination (including the Americans with Disabilities Act, the Fair Labor Standards Act and similar state and local laws and the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (“WARN”)) (hereinafter together referred to as “Labor Laws”); with respect to the Company and any Company Subsidiary, (A) during the three-year period ending on the date hereof, no notice has been received of, and, to the knowledge of the Company, there are no pending or threatened unfair labor practice charges or material complaints, investigations, discrimination complaints relating to race, color, national origin, gender, religion, age, marital status, disability, handicap, sexual harassment, overtime or minimum wage matters or any other material employment-related matter against the Company or any Company Subsidiary before any Governmental Entity nor, to the knowledge of the Company, does any reasonable basis therefor exist; (B) during the three-year period ending on the date hereof, no Governmental Entity has charged the Company or any Company Subsidiary with, or, to the knowledge of the Company, threatened a charge or investigation of, violation of any Labor Laws; and (C) there have been no claims, inquiries, citations, nor penalties assessed or other proceedings of the Equal Employment Opportunity Commission (or similar state or local agencies), the Office of Federal Contract Compliance Programs or any other Governmental Entity in respect of the Company or any Company Subsidiary during the three-year period ending on the date hereof which relate to any alleged or potential violation of any Labor Laws;
               (iii) Neither the Company nor any Company Subsidiary is liable for any severance pay or other payments to any Employee or former Employee arising from termination of employment, nor will the Company have any liability under any benefit or severance policy, plan, practice, agreement or program which exists or arises, or may be deemed to exist or arise, under any applicable law, as a result of or in connection with the transactions contemplated hereunder or the termination of any of the Employees of the Company or any Company Subsidiary on or prior to the Merger Closing Date; and

               (iv) During the three-year period ending on the date hereof, neither the Company nor any Company Subsidiary has implemented any “plant closing” or “mass layoff” of employees at any plant, facility or operating unit, as those terms are defined under the WARN Act, nor has the Company or any Company Subsidiary announced any such future action.
          SECTION 4.18 Environmental Matters.
          (a) All Environmental Permits necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted (i) have been obtained by the Company or one of the Company Subsidiaries and (ii) are currently in full force and effect except for any such Environmental Permits as to which the failure to obtain or maintain in full force and effect would not reasonably be expected to have a Company Material Adverse Effect. A list of such Environmental Permits is attached at SECTION 4.18(a) of the Company Disclosure Schedule. The Company and the Company Subsidiaries are and have been in material compliance with all such Environmental Permits except for any such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No action or proceeding which would be reasonably expected to result in the revocation, suspension or a materially adverse modification of any such Environmental Permits is pending or, to the knowledge of the Company, threatened.
          (b) The Company and the Company Subsidiaries are and have been in compliance in all material respects with all Environmental Laws and to the knowledge of the Company, there are no events, conditions, circumstances, activities, practices or incidents related to the business of the Company and the Company Subsidiaries which would reasonably be expected to give rise to any liability under or relating to any Environmental Law, except for such noncompliance or liability that would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.
          (c) There is no material civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary arising from any violation of or liability under any applicable Environmental Law. There have been no written claims, written inquiries, written citations, penalties assessed in writing or other enforcement proceedings by any Governmental Entity in respect of the business of the Company and the Company Subsidiaries during the past three years which relate to any actual or alleged material violation of, or material liability under, any Environmental Laws which have not been resolved and which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (d) To the knowledge of the Company, neither the Company nor any Company Subsidiary has generated, stored, used, emitted, discharged or disposed of any Hazardous Material(s) except in material compliance with applicable Environmental Laws.
          (e) Neither the Company nor any Company Subsidiary has caused or permitted a, and to the knowledge of the Company, there has been no, Release or threatened Release of any Hazardous Material(s) into, on, under or about any of the Real Property (or any real property formerly owned or operated in connection with the business of the Company and the Company Subsidiaries), except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (f) The Company has made available to Buyer true, complete and correct copies of (i) all material reports and documents relating to compliance with Environmental Laws by the Company and the Company Subsidiaries within the past five (5) years, including all material correspondence to and from any Governmental Entity related thereto, all material environmental filings with any Governmental Entity, and all material nonprivileged internal or external environmental and compliance audits, in each case that are in the possession or under the reasonable control of the Company; and (ii) all material documents, reports or analyses prepared by or on behalf of the Company or the Company Subsidiaries within the past five (5) years or otherwise in their possession, relating to the presence of any Hazardous Material(s) in an amount or concentration that would be reasonably expected to result in material liability to the Company under any Environmental Law on, at, under or migrating from or onto any of the Real Property listed on SECTION 4.14(a) or SECTION 4.14(b) of the Company Disclosure Schedule (or any real property formerly owned or operated by any of the Company or the Company Subsidiaries) in each case that are in the possession or under the reasonable control of the Company.
          (g) To the knowledge of the Company, no building or structure currently owned, operated or leased by, or any product sold by, the Company or a Company Subsidiary contains or contained any asbestos or asbestos-containing material or polychlorinated biphenyls (PCBs) in concentrations exceeding 50 ppm, in each case, that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.
          (h) As used herein:
               “Environment” means soil, land surface or subsurface strata; surface waters (including navigable water, ocean waters, streams, ponds, drainage basins and wetlands); ground waters; drinking water supply; stream sediments; ambient air; (including indoor air); plant and animal life; and any other environmental medium or natural resources.
               “Environmental Laws” means all applicable laws, including common law, statutes, ordinances, codes, rules, regulations, treaties or other legally-binding requirements, adopted by any federal, state, provincial, local, foreign or other Governmental Entity relating to pollution or protection of the Environment, Hazardous Material(s), and/or worker health and safety in effect as of the date hereof.
               “Environmental Permits” means all permits, licenses, approvals, authorizations, consents, registrations and certificates required by any Governmental Entity under any applicable Environmental Law.
               “Hazardous Material” means any pollutant, contaminant, hazardous or toxic substance, or any other material or waste (a) which is subject to regulation under, or could reasonably be expected result in liability under, any Environmental Law, including, without limitation, any material or substance that is: (i) defined as a “hazardous substance” under applicable state law; (ii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq. (33 U.S.C. § 1321); (iii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903); (iv) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”); (v) defined as a “regulated substance” pursuant to Section 9001 of the Federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6991); or (vi) otherwise regulated under the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101, et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. § 136, et seq.; and (b) including asbestos, materials containing asbestos, petroleum and petroleum products, waste oil, flammable explosives and radioactive materials.
               “Release” means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Material(s) into the Environment whether intentional or unintentional.
          SECTION 4.19 Intellectual Property Matters.
          (a) SECTION 4.19 of the Company Disclosure Schedule sets forth, with respect to all Intellectual Property owned, held, or used by the Company and/or Company Subsidiaries (“Company Intellectual Property”) all registered (or applied for) Intellectual Property and all material license, consent, royalty or other agreements concerning Intellectual Property to which the Company or one of the Company Subsidiaries is a party (“IP Licenses”). For purposes of this Agreement, “Intellectual Property” means all U.S. and foreign intellectual property owned, held or used by the Company or Company Subsidiaries, including without limitation, (i) (A) patents, inventions, discoveries, processes, designs, techniques, developments, technology and know-how; (B) copyrights and works of authorship in any media, including computer programs, software, hardware, databases, documentation and related works; (C) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators, and the goodwill of any business symbolized thereby; and (D) trade secrets, confidential, proprietary, or non-public information, documents, analyses, research and lists (including current and potential customer lists); and (ii) all registrations and applications to register thereto. The Company and the Company Subsidiaries own or have the right to use all Intellectual Property necessary for the Company and the Company Subsidiaries to conduct their business as currently conducted, free and clear of all Encumbrances other than any such encumbrances imposed by applicable law or other Permitted Encumbrances.
          (b) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) all of the Company Intellectual Property (to the extent applicable) is valid, enforceable and unexpired, to the knowledge of the Company, does not infringe, impair, misappropriate, dilute or otherwise violate (“Infringe”) the intellectual property rights of others and, to the knowledge of the Company, is not being Infringed by others; (ii) no judgment, decree, injunction, rule or order has been rendered, or, to the knowledge of the Company, is threatened or imminent, that seeks to cancel, limit or challenge the validity, enforceability, ownership or use of any Company Intellectual Property, and the Company knows of no valid basis for same; and (iii) the transactions contemplated by this Agreement shall not impair the rights of the Company under, or cause any party to breach or default under any IP License, or cause material additional fees to be due thereunder.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
          Except as set forth in the Buyer Disclosure Schedule delivered by Buyer to the Company at or prior to the execution of this Agreement (the “Buyer Disclosure Schedule”), Buyer and Merger Subsidiary, jointly and severally, represent and warrant to the Company and each Principal Stockholder as follows:
          SECTION 5.01 Organization and Qualification; Subsidiaries. Each of Buyer and Merger Subsidiary is a limited partnership or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Buyer Material Adverse Effect (as defined below). Each of Buyer and Merger Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Buyer Material Adverse Effect. The term “Buyer Material Adverse Effect” means any change, condition, circumstance or effect that is, or is reasonably likely to be, materially adverse to the assets and liabilities (taken together), business, financial condition or results of operations of the Buyer, Merger Subsidiary and each of Buyer’s other subsidiaries, taken as a whole (other than changes, conditions, circumstances or effects that are the result of (i) economic factors affecting the economy or financial markets as a whole or generally affecting any of the industries and markets in which Buyer, Merger Subsidiary or any of Buyer’s other subsidiaries operates, (ii) natural disasters, acts of war, sabotage or terrorism, military actions or the escalation thereof, (iii) any change in applicable laws, rules or regulations or accounting rules or (iv) actions contemplated by the parties in connection with this Agreement or the announcement or performance of this Agreement, except that the exclusions set forth in clauses (i), (ii) and (iii) shall only be effective if the Buyer, Merger Subsidiary or Buyer’s other subsidiaries are not substantially, disproportionately impacted in financial terms by such events when compared to other companies in the industries in which the Buyer, Merger Subsidiary or Buyer’s other subsidiaries operate).
          SECTION 5.02 Certificate of Incorporation and Bylaws. Buyer has heretofore made available to the Company a complete and correct copy of the Certificate of

Incorporation and the Bylaws, each as amended to date, of Merger Subsidiary. Such Certificate of Incorporation and Bylaws are in full force and effect.
          SECTION 5.03 Authority Relative to this Agreement. Each of Buyer and Merger Subsidiary has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by Buyer and Merger Subsidiary and the consummation by Buyer and Merger Subsidiary of the transactions contemplated herein have been duly and validly authorized by all necessary corporate or organizational action and no other corporate or organizational proceedings on the part of Buyer or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Buyer and Merger Subsidiary and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Buyer and Merger Subsidiary, enforceable against Buyer and Merger Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          SECTION 5.04 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by Buyer and Merger Subsidiary do not, and the performance of the transactions contemplated herein by Buyer and Merger Subsidiary will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of Buyer or Merger Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or any Merger Subsidiary or by which any property or asset of Buyer or any Merger Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Buyer or any Merger Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or such Merger Subsidiary is a party or by which Buyer or such Merger Subsidiary or any property or asset of Buyer or such Merger Subsidiary is bound or affected, except in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Buyer from performing its obligations under this Agreement in any material respect, or would not, individually or in the aggregate, have a Buyer Material Adverse Effect (provided that, for purposes of this SECTION 5.04(a), the definition of Buyer Material Adverse Effect shall not include the exclusion in clause (iv) thereof).
          (b) Except as set forth in SECTION 5.04(b) of the Buyer Disclosure Schedule, the execution and delivery of this Agreement by Buyer and Merger Subsidiary do not, and the performance of this Agreement by Buyer and Merger Subsidiary will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental

Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, Securities Act, state securities or Blue Sky Laws and state takeover laws, (B) the pre-merger notification requirements of the HSR Act, (C) filing and recordation of appropriate merger documents as required by the DGCL and (D) applicable requirements, if any, of any non-United States competition, antitrust and investment laws and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or other notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Buyer or Merger Subsidiary from performing its obligations under this Agreement in any material respect, or would not, individually or in the aggregate, have a Buyer Material Adverse Effect (provided that, for purposes of this SECTION 5.04(b), the definition of Buyer Material Adverse Effect shall not include the exclusion in clause (iv) thereof).
          SECTION 5.05 Compliance. Neither Buyer nor Merger Subsidiary is in conflict with, or in default or violation of, (a) any material law, statute, ordinance, writ, injunction, settlement agreement, rule, regulation, order, judgment or decree applicable to Buyer or Merger Subsidiary or by which any property or asset of Buyer or Merger Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or Merger Subsidiary is a party or by which Buyer or Merger Subsidiary or any property or asset of Buyer or Merger Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.
          SECTION 5.06 Securities Act. Each of Buyer and Merger Subsidiary is an “accredited investor” (as defined under the Securities Act and the rules and regulations promulgated thereunder). Each of Buyer and Merger Subsidiary is acquiring the Shares purchased hereunder or otherwise acquired pursuant hereto for its own account with the intention of holding such securities for purposes of investment. Each of Buyer and Merger Subsidiary will acquire the Shares purchased hereunder or otherwise acquired pursuant hereto in compliance with, and will not offer to sell or otherwise dispose of any Shares so acquired by it in violation of, the registration requirements of the Securities Act.
          SECTION 5.07 Financing. Buyer has delivered to the Company true and complete copies of a commitment letter, which is attached hereto as Exhibit 5.07 (the “Commitment Letter”), providing for the financing of the transactions contemplated by this Agreement (the “Financing”). The Commitment Letter has not been amended or modified prior to the date of this Agreement, and the commitment contained in the Commitment Letter has not been withdrawn or rescinded in any respect. The Commitment Letter is in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letter. The aggregate proceeds contemplated by the Commitment Letter, together with available cash of the Buyer, will be sufficient for Merger Subsidiary and the Surviving Corporation to pay the aggregate Merger Consideration, all amounts which may become due under SECTIONS 1.02(b), 2.05 or 2.06, and the repayment or refinancing of debt contemplated in this Agreement or the Commitment Letter and to pay all related fees and expenses and to satisfy Buyer’s and Merger Subsidiary’s other obligations hereunder.

          SECTION 5.08 Brokers. There is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of Buyer, Merger Subsidiary or any other subsidiary of Buyer who might be entitled to any fee or commission from the Company, any Company Subsidiary, Merger Subsidiary or Buyer or any of their affiliates upon consummation of the transactions contemplated by this Agreement.
          SECTION 5.09 Vote Required. No further vote of the holders of the outstanding shares of common stock of Merger Subsidiary, par value $0.01 per share, is necessary to approve this Agreement and the transactions contemplated hereby.
          SECTION 5.10 Ownership of Shares. As of the date of this Agreement, neither Buyer, nor any of its respective subsidiaries nor, to the best of its knowledge, any of its respective affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns (such term having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act), directly or indirectly or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or (ii), any Shares.
ARTICLE VI
COVENANTS OF THE COMPANY
          SECTION 6.01 Conduct of the Company. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless the Buyer shall have consented in writing (such consent not to be unreasonably withheld) or this Agreement expressly contemplates or permits, the businesses of the Company and the Company Subsidiaries shall, in all material respects, be conducted, and the Company and the Company Subsidiaries shall not take any material action except, in the ordinary course of business, and the Company shall use commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its and the Company Subsidiaries’ current officers, employees and consultants and to preserve its and the Company Subsidiaries’ relationships with customers, suppliers, distributors, creditors, lessors, licensors, licensees, agents, employees, business associates and other persons with which it or any of its subsidiaries has significant business relations. The Company and the Company Subsidiaries shall use commercially reasonable efforts to maintain and keep their properties and assets in such condition as is required for use in the business and maintain in effect all material governmental permits pursuant to which the Company or any of the Company Subsidiaries currently operates. By way of amplification and not limitation, except (i) as contemplated or permitted by this Agreement or (ii) as set forth in SECTION 6.01 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or agree to do, any of the following without the prior written consent of the Buyer (such consent not to be unreasonably withheld):

          (a) except to the extent required to comply with its obligations hereunder or required by law, amend or otherwise change the Certificate of Incorporation or Bylaws of the Company;
          (b) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or make any other change in its capital structure;
          (c) directly or indirectly (i) issue or sell, or authorize the issuance or sale of, any shares of capital stock of any class of the Company or any of the Company Subsidiaries, or any options (other than the grant of options to Buyer and/or Merger Subsidiary or in the ordinary course of business to employees or the grant of options previously disclosed by the Company to Buyer prior to the date of this Agreement including, without limitation, the Company Stock Options and Warrants), warrants or rights to acquire capital stock of the Company, or other convertible or exchangeable securities of the Company or any of the Company Subsidiaries (other than the issuance and sale of shares of capital stock or convertible securities (A) in connection with the exercise of options or other rights to purchase Shares outstanding as of the date of this Agreement (including, without limitation, the Company Stock Options and Warrants) or granted hereafter in accordance with the foregoing and in accordance with the terms of such options or rights or (B) otherwise permitted to be issued pursuant to this Agreement); or (ii) sell, lease, pledge, mortgage, encumber or otherwise dispose of any assets of it or any of the Company Subsidiaries, except for sales in the ordinary course of business of inventory (including, without limitation, work in process and finished goods) or other sales which, individually, do not exceed $10 million or which, in the aggregate, do not exceed $20 million;
          (d) declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than any dividend or distribution payable solely to the Company or a Company Subsidiary or minority owners of a Company Subsidiary that collectively own less than 5% of the stock of such Company Subsidiary in the aggregate);
          (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock other than as permitted under certain Company Stock Option agreements and the Warrant Agreement to effect cashless exercises;
          (f) (i) acquire (for cash or shares of stock) (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any assets (other than raw materials and supplies), except for such acquisitions which, individually, do not exceed $10 million or which, in the aggregate, do not exceed $20 million; or (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than the Company or a Company Subsidiary), or make any loans or advances, except borrowings, guarantees, extensions of letters of credit and bank guarantees, and other incurrence of indebtedness under existing credit facilities of the Company or any Company Subsidiary in the ordinary course of business and except for the refinancing of existing indebtedness;

          (g) except as required by applicable law, announce, agree to provide, enter into, become subject to, amend or terminate any employment, labor, union, or professional service contract, or any bonus, severance, change of control, pension, insurance, profit sharing, incentive, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan, program, policy, arrangement or agreement (except such amendments thereto or terminations thereof as are necessary or advisable to avoid adverse tax consequences, but only to the extent such amendments or terminations do not cause the Company to incur any additional obligations in excess of $1,000,000 in the aggregate), or increase the compensation or benefits payable or to become payable to its senior managers, except for offers of employment or compensation or benefits increases in the ordinary course of business in accordance with past practice (provided that prompt notice of such offer of employment or increase in compensation or benefits shall be provided to Buyer) or under commitments existing prior to or as of the date hereof;
          (h) establish, amend or terminate any Plan or Foreign Plan or any plan, program or agreement that would be a Plan or Foreign Plan if it were in existence as of the date of this Agreement, except in each case as required by law or the terms of any Plan or Foreign Plan or as necessary or advisable to avoid adverse tax consequences (but only to the extent such amendments or terminations to avoid adverse tax consequences do not cause the Company to incur any additional obligations in excess of $1,000,000 in the aggregate);
          (i) sell, transfer or lease any properties or assets to, or enter into any agreement, arrangement or transaction (other than as a result of performance under agreements or commitments existing as of the date hereof and set forth in the Company Disclosure Schedule or expressly disclosed in the Company SEC Reports) with, any affiliate other than transactions among the Company and the Company Subsidiaries;
          (j) materially modify, amend in any material respect or terminate any Material Contract, except as necessary for compliance with applicable law or to avoid adverse tax consequences (but only to the extent such modifications, amendments or terminations to avoid adverse tax consequences do not cause the Company to incur any additional obligations in excess of $1,000,000 in the aggregate), or enter into any agreement that would be a Material Contract of the type described in SECTION 4.16, in each case other than in the ordinary course of business;
          (k) make any loans, advances or capital contributions to, or investments in, any other person in the aggregate, in excess of $2,000,000, other than to or in the Company or a Company Subsidiary;
          (l) fail to keep in full force and effect the insurance policies held by the Company and the Company Subsidiaries and covering the Company and the Company Subsidiaries and their businesses as of the date hereof (or fail to obtain replacement policies providing substantially the same coverage);
          (m) (i) make or change any material Tax election or change any method or significant policy or practice of accounting; (ii) enter into any settlement or compromise of any material Tax liability (including any audits, examinations or litigations with respect to Taxes);

(iii) file any amended Tax Return with respect to any material Tax; (iv) change any annual Tax accounting period; (v) enter into any closing agreement relating to any material Tax; or (vi) surrender any right to claim a material Tax refund;
          (n) materially change the procedures for the collection of accounts receivable or the payment of accounts payable or change the accounting procedures relating to the receivables and payables other than in the ordinary course of business;
          (o) take any other action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice and other than as required by law or changes in GAAP, with respect to accounting policies or procedures;
          (p) cancel any debts to, or waive any claims or rights of, the Company (other than ordinary course customer accommodations consistent with past practice) in excess of $2,000,000 in the aggregate, or waive, settle or compromise, or permit any settlement or compromise of, any litigation, arbitration, claim, suit, action, investigation or proceeding pending or threatened against the Company or any Company Subsidiary, or of which the Company or any Company Subsidiary or their assets are subject, in excess of $2,000,000 in the aggregate or in any manner that materially impacts the ability of the Company and the Company Subsidiaries to conduct their business;
          (q) incur Company Transaction Expenses in an aggregate amount in excess of the Assumed CTE Amount, unless the Company obtains a new or amended opinion from UBS (or another nationally recognized investment bank) to the effect that the Merger Consideration to be paid to the stockholders of the Company (other than the Principal Stockholders) is fair, from a financial point of view, to such stockholders after giving effect to the actual amount of Company Transaction Expenses; or
          (r) enter into or amend any contract, agreement, commitment or arrangement to effectuate any prohibited matter set forth in this SECTION 6.01.
          SECTION 6.02 Access to Information. During the term of this Agreement, the Company will give Buyer, its officers, directors, employees, counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Company Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct the Company’s employees, counsel and financial advisors to cooperate with Buyer in its reasonable investigation of the business of the Company and the Company Subsidiaries, in each case subject to any restrictions on such access imposed by law and subject to the terms of the Confidentiality Agreement, dated March 8, 2005, between the Company and First Reserve Corporation (the “Confidentiality Agreement”). During such period, the Company shall (and shall cause the Company Subsidiaries to) furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request, including but not limited to financial reports generated in the ordinary course of business, subject to the terms of the Confidentiality Agreement. The Company shall furnish promptly to Buyer a copy of each report, schedule, registration statement and other document filed by it or the Company Subsidiaries during such period pursuant to the requirements of federal or state securities laws.
          SECTION 6.03 No Solicitation.
          (a) Subject to SECTION 6.03(b) below, the Company shall not, and shall cause its subsidiaries and each officer, director or employee of the Company, and any investment banker, attorney or other representative of the Company not to, take or cause, directly or indirectly, any of the following actions after the date hereof with any party other than Buyer, Merger Subsidiary or any of their respective designees or representatives: (i) solicit, knowingly encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer, indication or proposal to acquire more than 20% of its business, assets or capital stock whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an “Acquisition Proposal”) or (ii) disclose, in connection with an Acquisition Proposal, any information or provide access to its properties, books or records, except as required by law or pursuant to a governmental request for information.
          (b) Notwithstanding anything to the contrary contained in SECTION 6.03(a) or elsewhere in this Agreement, prior to the earlier of the Stock Purchase Closing and the Effective Time, the Company may, to the extent the Company’s Board of Directors (the “Board”), after consultation with outside counsel, determines in good faith that it would be required to do so in the proper exercise of its fiduciary duties, participate in discussions or negotiations with, and furnish non-public information and afford access to the properties, books, records, officers, employees and representatives of the Company to any person, entity or group after such person, entity or group has delivered to the Company, in writing, a bona fide unsolicited Acquisition Proposal for a majority of the Company’s business assets or capital stock which the Board, after consultation with and taking into account the advice of UBS or another independent, nationally recognized financial advisor, determines in good faith that, if consummated, would be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (a “Superior Proposal”). In the event the Company receives a Superior Proposal prior to the earlier of the Stock Purchase Closing and the Effective Time, nothing contained in this Agreement (but subject to the terms of this paragraph (b)) will prevent the Company or any of its stockholders (including, without limitation, any of the Principal Stockholders) from executing or entering into an agreement relating to such Superior Proposal or prevent the Board from recommending such Superior Proposal to its stockholders, if the Board, after consultation with outside counsel, determines in good faith that it would be required to do so in the proper exercise of its fiduciary duties; in such case, the Board may withdraw, modify or refrain from making its recommendation of the transactions contemplated by this Agreement, and, to the extent it does so, the Company may refrain from calling, providing notice of or holding a meeting of its stockholders to adopt this Agreement or from soliciting proxies or consents to secure the vote or written consent of its stockholders to adopt this Agreement, if any such meeting, vote and/or consent is otherwise required, and may terminate this Agreement; provided, however, that the Company shall provide Buyer at least two business days prior written notice (together with a complete copy of the relevant agreement and any subsequent amendment thereto) of the Company’s intention to execute or enter into an agreement relating to such Superior Proposal and shall provide Buyer the opportunity to submit revised proposals to it during this period of at least two business days. Notwithstanding anything to the contrary contained in this SECTION 6.03 or elsewhere in this Agreement or the Confidentiality Agreement, prior to the Effective Time, the Company may, in connection with an unsolicited Acquisition Proposal, refer the third party making such unsolicited Acquisition Proposal to this SECTION 6.03 and SECTION 10.03(b) and make a copy of this SECTION 6.03 and SECTION 10.03(b) available to a third party.
          (c) Upon receiving any Acquisition Proposal, the Company shall promptly notify Buyer thereof and provide to Buyer a copy of the correspondence and documents, if any, related to such Acquisition Proposal.
          SECTION 6.04 Notices of Certain Events. The Company shall promptly notify Buyer of, and, except as prohibited by applicable law, provide the correspondence and documents, if any, related to:
          (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;
          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and
          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened, against the Company or any Company Subsidiary which would reasonably be expected to interfere with the consummation of the transactions contemplated by this Agreement.
          SECTION 6.05 Takeover Statutes. If any state takeover statute shall become applicable to the transactions contemplated hereby, the Company and the members of the Board, subject to their fiduciary duties and to the extent applicable under such state takeover statute, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be eliminate or minimize the effects of such state takeover statute on the transactions contemplated hereby.
          SECTION 6.06 Section 16 Matters. Prior to the Stock Purchase Closing Date, the Board shall use its reasonable best efforts to take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          SECTION 6.07 Financing. Between the date hereof and the Stock Purchase Closing Date, the Company shall provide to Buyer, and shall cause the Company Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, employees, representatives and advisors, including legal and accounting, of the Company and the Company Subsidiaries to, provide to Buyer, all cooperation reasonably requested by Buyer that is necessary, proper or advisable in connection with the Financing, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) using its commercially reasonable efforts to assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) using its commercially reasonable efforts to furnish Buyer and its Financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Buyer, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in offering memoranda for private placements under Rule 144A of the Securities Act, to consummate the offerings of debt securities contemplated by the Financing at the time during the Company’s fiscal year such offerings will be made, (iv) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Buyer, (v) using its commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior to the Stock Purchase Closing Date, (vi) using its commercially reasonable efforts to take all actions necessary and appropriate to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements effective with respect to the period commencing at the Merger Closing, and (vii) using its commercially reasonable efforts to facilitate the repayment of Company debt on the Merger Closing Date using available cash of the Company. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Financing. Notwithstanding any of the foregoing, the Company shall not be required to provide any assistance or other cooperation, or take any other action, under this SECTION 6.07 which would materially interfere with the business or operations of the Company or the Company Subsidiaries or violate any law, rule or regulation applicable to the Company or any Company Subsidiary. If this Agreement is terminated without the Stock Purchase being completed or the Merger being consummated, Buyer shall promptly, upon request by the Company, reimburse the Company for all out of pocket costs and expenses incurred by the Company or any of the Company Subsidiaries in connection with this SECTION 6.07.
          SECTION 6.08 Houston Facility Permits. As soon as practicable after the date hereof, the Company shall (i) commence the process of determining whether one or more air permits are required for its facility in Houston, Texas, and, if so, commence the process of obtaining such air permit(s), and (ii) commence the process of obtaining a storm water permit for such facility.

ARTICLE VII
COVENANTS OF BUYER
          SECTION 7.01 Confidentiality. Buyer shall ensure that all information obtained by or on behalf of Buyer (including by Merger Subsidiary) in connection with the Transaction shall be kept confidential in accordance with the Confidentiality Agreement.
          SECTION 7.02 Obligations of Merger Subsidiary and the Surviving Corporation. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Buyer will take all action necessary to cause the Surviving Corporation to perform its obligations under this Agreement as of and after the Effective Time.
          SECTION 7.03 Director and Officer Liability.
          (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and limitation of liability set forth in the Certificate of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.
          (b) From and after the Effective Time, Buyer and the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of the Company (collectively, the “Indemnified Parties”) against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Surviving Corporation (which approval shall not unreasonably be withheld), or otherwise incurred in connection with any claim, action, suit, proceeding or investigation (a “Claim”), based in whole or in part by reason of the fact that such person is or was a director or officer of the Company and arising out of actions, events or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the full extent permitted under the DGCL (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of the DGCL).
          (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) the Indemnified Parties may retain the Company’s regularly engaged independent legal counsel or other independent legal counsel satisfactory to them, provided that such other counsel shall be reasonably acceptable to the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Surviving Corporation will use its reasonable best efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this SECTION 7.03 upon learning of any such Claim shall notify the Surviving Corporation (although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this SECTION 7.03, except to the extent such failure materially prejudices the Surviving Corporation’s position with respect to such claim), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain no more than one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), an actual conflict between the interests of any two or more Indemnified Parties, in which event such additional counsel as may be required may be retained by the Indemnified Parties.
          (d) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the liability insurance policies for directors and officers which are currently maintained by the Company with respect to claims arising from facts or events which occurred at or before the Effective Time; provided that the Surviving Corporation may substitute therefor policies of substantially equivalent coverage and amounts (including, at the Surviving Corporation’s option, “tail” coverage policies) containing terms no less favorable to such former directors or officers.
          (e) Each Indemnified Party shall have rights as a third party beneficiary under this SECTION 7.03 as separate contractual rights for his or her benefit and such right shall be enforceable by such Indemnified Party, his heirs and personal representatives and shall be binding on Buyer and the Surviving Corporation and their respective successors and assigns. If requested by an Indemnified Party, Buyer or the Surviving Corporation shall enter into an indemnity agreement with such Indemnified Party evidencing Buyer’s and the Surviving Corporation’s obligations under this SECTION 7.03.
          SECTION 7.04 Employee Benefits.
          (a) Except as otherwise may be provided pursuant to a collective bargaining agreement, for at least one year after the Effective Time, Buyer shall cause the Surviving Corporation to maintain or provide the employees of the Surviving Corporation and its subsidiaries with employee benefits comparable, in the aggregate, to the benefits provided to such employees by the Company and the Company Subsidiaries on the date hereof (excluding, in each case, equity incentives and retiree welfare benefits). Notwithstanding the foregoing, nothing herein shall require the Buyer or the Surviving Corporation and its subsidiaries to (i) provide or consider any employee benefits related to or denominated in the equity securities of the Company or the Surviving Corporation; (ii) continue or maintain any particular Plan, or (iii) employ or continue to employ any person. For the period beginning at the Effective Time and ending one year after such time, Buyer shall cause the Surviving Corporation to maintain in full force and effect and to honor the severance policies and commitments of the Company and the

Company Subsidiaries listed on SECTION 7.04(a) of the Company Disclosure Schedule. Without limiting the generality of the foregoing, Buyer shall, or shall cause the Surviving Corporation to cause all current deductibles under the Company’s health and welfare plans to be recognized by the Surviving Corporation’s health and welfare plan providers. Buyer shall cause the Surviving Corporation to honor all collective bargaining agreements by which the Company or any of the Company Subsidiaries is bound.
          (b) For purposes of determining eligibility to participate, vesting and accrual (other than the accrual of benefits under any defined benefit pension plan) where length of service is relevant under any employee benefit plan or arrangement of Buyer, the Surviving Corporation or any of their respective subsidiaries, employees of the Company and the Company Subsidiaries as of the Effective Time shall receive service credit for service with the Company and the Company Subsidiaries to the same extent such service credit was granted under the Company’s benefit plans, subject, in the case of defined benefit arrangements, to offsets for previously accrued benefits and no duplication of benefits.
          (c) Between the date of this Agreement and the Effective Time, the Company will coordinate with Buyer regarding the implementation of any changes to any Plans that are nonqualified deferred compensation plans (within the meaning of Code Section 409A) which the Company determines to be necessary to comply with Code Section 409A. Following the Effective Date, Buyer shall use reasonable efforts to cause the Surviving Corporation to amend, reform or supplement the terms of any nonqualified deferred compensation plan (within the meaning of Code Section 409A and related guidance) covering any Employee in a manner intended to comply with, and avoid adverse tax consequences under, Code Section 409A, while preserving to the extent practicable the intended treatment of the original plan.
          (d) Nothing herein is intended to, or shall be construed to, create any third party beneficiary rights of any kind or nature, including, without limitation, the right of any Employee or director or other individual to seek to enforce any right to compensation, benefits, or any other right or privilege of employment with the Buyer or any of its affiliates.
          SECTION 7.05 Notices of Certain Events. Buyer shall promptly notify the Company of, and, except as prohibited by applicable law, provide the correspondence and documents, if any, related to:
          (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;
          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and
          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened, against the Buyer or the Merger Subsidiary which would reasonably be expected to interfere with the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII
COVENANTS OF BUYER AND THE COMPANY
          SECTION 8.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company, Buyer and Merger Subsidiary will use its reasonable best efforts to promptly take, or cause to be taken, all action and to promptly do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations (including, without limitation, under the HSR Act and the competition laws under which the filings set forth in SECTION 5.04(b) of the Buyer Disclosure Schedule are required) to consummate the transactions contemplated by this Agreement (including, without limitation, making appropriate disclosures after the Effective Time to the former shareholders of the Company).
          SECTION 8.02 Certain Filings. The Company and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and (b) in seeking any such actions, consents, approvals or waivers or making any such filings (including pursuant to the HSR Act and the competition laws under which the filings set forth in SECTION 5.04(b) of the Buyer Disclosure Schedule are required), furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
          SECTION 8.03 Public Announcements. Buyer and the Company will consult with each other before making any filings with any third party and/or Governmental Entity or issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and will not make any filings with any third party and/or Governmental Entity or issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any listing agreement with any national securities exchange. Any such press release or public statement shall comply with the Exchange Act.
ARTICLE IX
CONDITIONS TO THE TRANSACTION
          SECTION 9.01 Conditions to the Obligations of Each Party to Consummate the Stock Purchase. The obligations of each of the Principal Stockholders, Buyer and Merger Subsidiary to consummate the Stock Purchase are subject to the satisfaction or waiver of the following conditions:
          (a) the applicable waiting period under the HSR Act relating to the Stock Purchase shall have expired or been terminated;

          (b) no Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued or enforced any statute, regulation, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and which prohibits consummation of the Stock Purchase or the Merger or has the effect of making the purchase of Shares illegal (provided that each of the Company, Buyer and Merger Subsidiary shall use its reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted);
          (c) with respect to the obligations of Buyer and Merger Subsidiary, each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (determined, other than with respect to the first sentence of SECTION 4.09, without regard to any materiality or “Company Material Adverse Effect” qualifier therein) as of the Stock Purchase Closing as though made at and as of the Stock Purchase Closing, except (i) that those representations and warranties which address matters only as of a particular date need be true and correct only as of such date and (ii) to the extent that the failures in the aggregate of the representations and warranties of the Company contained in this Agreement to be true and correct (determined, other than with respect to the first sentence of SECTION 4.09, without regard to any materiality or “Company Material Adverse Effect” qualifier therein) would not reasonably be expected to have, and have not had, a Company Material Adverse Effect;
          (d) with respect to the obligations of Buyer and Merger Subsidiary, the Company shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement required to be performed or complied with by it at or prior to the Stock Purchase Closing;
          (e) with respect to the obligations of Buyer and Merger Subsidiary, the Company shall have delivered to Buyer a certificate of the Company signed by an officer of the Company certifying the matters set forth in SECTIONS 9.01(c) and 9.01(d), and a certificate signed by the Secretary of the Company as to the incumbency of the officers of the Company executing this Agreement;
          (f) Buyer, Merger Subsidiary and the Company shall have obtained prior to the Stock Purchase Closing the approvals set forth on SECTION 5.04(b) of the Buyer Disclosure Schedule (but only if marked with an asterisk (*));
          (g) with respect to the obligations of Buyer and Merger Subsidiary, the Financing shall have been consummated on the terms and conditions contemplated in the Commitment Letter or upon terms and conditions which are substantially equivalent thereto, provided that Buyer hereby irrevocably and unconditionally waives, as of the close of business on October 31, 2005, the condition contained in this SECTION 9.01(g) to the extent not satisfied prior to such time;
          (h) with respect to the obligations of Buyer and Merger Subsidiary, the Company shall have delivered to Buyer the financial statements and financial data listed on the Financing Deliveries Schedule attached hereto prior to the delivery date specified for such financial statements and/or financial data set forth on the Financing Deliveries Schedule, in each case to the extent required by Regulation S-X and Regulation S-K under the Securities Act and customarily included in offering memoranda for private placements of debt securities under Rule 144A of the Securities Act;
          (i) with respect to the obligations of Buyer and Merger Subsidiary, the Company shall have delivered to Buyer an affidavit dated as of the Stock Purchase Closing Date, sworn under penalties of perjury and in form and substance similar to that described in Treasury Regulations issued pursuant to Section 1445 of the Code and Treasury Regulations Section 1.897-2(h) (but not including the applicable provisions relating to filing requirements or those that would otherwise be required if Buyer were a foreign person), stating that the Company is not and has not been, during the preceding five-year period, a United States real property holding corporation;
          (j) with respect to the obligations of each of the Principal Stockholders, each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (determined without regard to any materiality or “Buyer Material Adverse Effect” qualifier therein) as of the Stock Purchase Closing as though made at and as of the Stock Purchase Closing, except (i) that those representations and warranties which address matters only as of a particular date need be true and correct only as of such date and (ii) to the extent that the failures in the aggregate of the representations and warranties of Buyer contained in this Agreement to be true and correct (determined without regard to any materiality or “Buyer Material Adverse Effect” qualifier therein) would not reasonably be expected to have, and have not had, a Buyer Material Adverse Effect;
          (k) with respect to the obligations of each of the Principal Stockholders, each of Buyer and Merger Subsidiary shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement required to be performed or complied with by it at or prior to the Stock Purchase Closing;
          (l) with respect to the obligations of each of the Principal Stockholders, Buyer and Merger Subsidiary shall have delivered to the Company a certificate of each of Buyer and Merger Subsidiary signed by an officer of each of Buyer and Merger Subsidiary certifying the matters set forth in SECTIONS 9.01(j) and (k), and a certificate signed by the Secretary of each of Buyer and Merger Subsidiary as to the incumbency of the officers of each of Buyer and Merger Subsidiary executing this Agreement;
          (m) the number of Principal Stockholder Shares held by the Principal Stockholders as of immediately prior to the Stock Purchase Closing shall be greater than or equal to the result of (i) 90% of the Shares then outstanding, minus (ii) 7,710 Shares; and
          (n) with respect to the obligations of Buyer and Merger Subsidiary, no Company Material Adverse Effect shall have occurred since December 31, 2004 (other than any change, condition, circumstance or effect expressly disclosed in any of the Company SEC Reports filed with the SEC prior to the date hereof and/or the Company Disclosure Schedule and/or of which Buyer or Merger Subsidiary has actual knowledge as of the date hereof).
          SECTION 9.02 Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of each of the Company, Buyer and Merger

Subsidiary to consummate the Merger are subject to the satisfaction or waiver of the condition set forth in SECTION 9.02(a) below and, if but only if the Stock Purchase has not previously occurred, the conditions set forth in SECTIONS 9.02(b) through (m):
          (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with the DGCL, or Merger Subsidiary shall own 90% or more of the outstanding Shares immediately prior to the Effective Time;
          (b) the applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;
          (c) no Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued or enforced any statute, regulation, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and which prohibits consummation of the Merger or has the effect of making the purchase of Shares illegal (provided that each of the Company, Buyer and Merger Subsidiary shall use its reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted);
          (d) with respect to the obligations of Buyer and Merger Subsidiary, each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (determined, other than with respect to the first sentence of SECTION 4.09, without regard to any materiality or “Company Material Adverse Effect” qualifier therein) as of the Merger Closing as though made at and as of the Merger Closing, except (i) that those representations and warranties which address matters only as of a particular date need be true and correct only as of such date and (ii) to the extent that the failures in the aggregate of the representations and warranties of the Company contained in this Agreement to be true and correct (determined, other than with respect to the first sentence of SECTION 4.09, without regard to any materiality or “Company Material Adverse Effect” qualifier therein) would not reasonably be expected to have, and have not had, a Company Material Adverse Effect;
          (e) with respect to the obligations of Buyer and Merger Subsidiary, the Company shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement required to be performed or complied with by it at or prior to the Merger Closing;
          (f) with respect to the obligations of Buyer and Merger Subsidiary, the Company shall have delivered to Buyer a certificate of the Company signed by an officer of the Company certifying the matters set forth in SECTIONS 9.02(d) and 9.02(e), and a certificate signed by the Secretary of the Company as to the incumbency of the officers of the Company executing this Agreement;
          (g) Buyer, Merger Subsidiary and the Company shall have obtained prior to the Merger Closing the approvals set forth on SECTION 5.04(b) of the Buyer Disclosure Schedule (but only if marked with an asterisk (*));
          (h) with respect to the obligations of Buyer and Merger Subsidiary, the Financing shall have been consummated on the terms and conditions contemplated in the Commitment Letter or upon terms and conditions which are substantially equivalent thereto, provided that each of Buyer and Merger Subsidiary hereby irrevocably and unconditionally waives, as of the close of business on October 31, 2005, the condition contained in this SECTION 9.02(h) to the extent not satisfied prior to such time;
          (i) with respect to the obligations of Buyer, the Company shall have delivered to Buyer the financial statements and financial data listed on the Financing Deliveries Schedule attached hereto prior to the delivery date specified for such financial statements and/or financial data set forth on the Financing Deliveries Schedule, in each case to the extent required by Regulation S-X and Regulation S-K under the Securities Act and customarily included in offering memoranda for private placements of debt securities under Rule 144A of the Securities Act;
          (j) with respect to the obligations of Buyer, the Company shall have delivered to Buyer an affidavit dated as of the Merger Closing Date, sworn under penalties of perjury and in form and substance similar to that described in Treasury Regulations issued pursuant to Section 1445 of the Code and Treasury Regulations Section 1.897-2(h) (but not including the applicable provisions relating to filing requirements or those that would otherwise be required if Buyer were a foreign person), stating that the Company is not and has not been, during the preceding five-year period, a United States real property holding corporation;
          (k) with respect to the obligations of the Company, each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (determined without regard to any materiality or “Buyer Material Adverse Effect” qualifier therein) as of the Merger Closing as though made at and as of the Merger Closing, except (i) that those representations and warranties which address matters only as of a particular date need be true and correct only as of such date and (ii) to the extent that the failures in the aggregate of the representations and warranties of Buyer contained in this Agreement to be true and correct (determined without regard to any materiality or “Buyer Material Adverse Effect” qualifier therein) would not reasonably be expected to have, and have not had, a Buyer Material Adverse Effect;
          (l) with respect to the obligations of the Company, each of Buyer and Merger Subsidiary shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement required to be performed or complied with by it at or prior to the Merger Closing;
          (m) with respect to the obligations of the Company, Buyer and Merger Subsidiary shall have delivered to the Company a certificate of each of Buyer and Merger Subsidiary signed by an officer of each of Buyer and Merger Subsidiary certifying the matters set forth in SECTIONS 9.02(k) and 9.02(l), and a certificate signed by the Secretary of each of Buyer and Merger Subsidiary as to the incumbency of the officers of each of Buyer and Merger Subsidiary executing this Agreement; and
          (n) with respect to the obligations of Buyer and Merger Subsidiary, no Company Material Adverse Effect shall have occurred since December 31, 2004 (other than any change, condition, circumstance or effect expressly disclosed in any of the Company SEC

Reports filed with the SEC prior to the date hereof and/or the Company Disclosure Schedule and/or of which Buyer or Merger Subsidiary has actual knowledge as of the date hereof).
ARTICLE X
TERMINATION; EXPENSES
          SECTION 10.01 Termination. This Agreement may be terminated and the Transaction abandoned at any time prior to the earlier of the Stock Purchase Closing and the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
          (a) by mutual written consent of the Company and Buyer;
          (b) by either Buyer or the Company, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Stock Purchase or the Merger shall have become final and nonappealable;
          (c) by either Buyer or the Company, if neither the Stock Purchase nor the Merger shall have occurred before November 30, 2005 (the “Termination Date”); provided that (i) the Company may elect, in its sole discretion by providing written notice of such election to Buyer, to extend the Termination Date to December 31, 2005, if any of the conditions set forth in SECTION 9.01(f), 9.01(h), 9.02(g) and/or 9.02(i) have not been satisfied or waived prior to the original Termination Date and (ii) the Termination Date shall be automatically extended to December 31, 2005, if the condition set forth in SECTION 9.01(m) or 9.02(a) has not been satisfied prior to the original Termination Date and all of the other conditions set forth in SECTIONS 9.01 and 9.02 (other than those that by their nature are to be satisfied at the Stock Purchase Closing or Merger Closing, as applicable) have been satisfied or waived; provided, further, the right to terminate this Agreement under this SECTION 10.01(c) shall not be available to any party whose failure to fulfill an obligation under this Agreement has been the cause of, or resulted in, the failure of the Stock Purchase to be completed or the Merger to be consummated on or before the Termination Date;
          (d) by either Buyer or the Company, if the Merger shall fail to receive the requisite vote, if any such vote is required, for approval and adoption of this Agreement by the stockholders of the Company; provided, however, Buyer shall not have the right to terminate this Agreement pursuant to this SECTION 10.01(d) if the Stock Purchase Closing has occurred.
          (e) by the Company, if the Board determines to accept a Superior Proposal in compliance with the provisions of SECTION 6.03; or
          (f) by Buyer, prior to the Stock Purchase Closing, if: (i) the Board shall have withdrawn or materially and adversely modified its recommendation of this Agreement or the transactions contemplated hereby (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any person with information regarding the

Company or has entered into discussions or negotiations with such person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed a withdrawal or modification of the Board’s recommendation of this Agreement or the transactions contemplated hereby); (ii) the Board shall have recommended to the stockholders of the Company that they approve an Acquisition Proposal other than the transactions contemplated by this Agreement; or (iii) a tender offer or exchange offer that, if successful, would result in any person or “group” becoming a “beneficial owner” (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of 50% or more of the outstanding Shares is commenced (other than by Buyer or an affiliate of Buyer) and the Board recommends that the stockholders of the Company tender their Shares in such tender or exchange offer.
          The rights of Buyer and the Company to terminate this Agreement pursuant to this SECTION 10.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling or controlled by any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.
          SECTION 10.02 Effect of Termination. If this Agreement is terminated pursuant to SECTION 10.01, this Agreement shall immediately terminate with no liability on the part of any party hereto, except that the agreements contained in SECTIONS 7.01, 10.03 and Article XI shall survive the termination hereof, and except that each party shall be liable for its willful breaches of this Agreement or willful failure by such party to perform its obligations hereunder prior to the time of such termination.
          SECTION 10.03 Fees, Expenses and Other Payments.
          (a) All out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred directly or indirectly by the parties hereto in respect of the transactions contemplated hereby shall be borne by the party which has incurred such costs and expenses (with respect to such party, its “Expenses”); provided, however, that, if the Stock Purchase is completed or the Merger is consummated, all Expenses of the Principal Stockholders and the Company shall be paid by the Surviving Corporation; provided, further, if this Agreement is terminated without the Stock Purchase being completed or the Merger being consummated, all filing fees under the HSR Act shall be borne equally by the Company and Buyer, unless Buyer has materially breached any of its obligations hereunder prior to such termination (in which case Buyer shall be responsible for 100% of such fees).
          (b) The Company agrees that if this Agreement is terminated (i) by the Company or Buyer pursuant to SECTION 10.01(d) or by the Company pursuant to SECTION 10.01(c) (unless, in either case, Buyer has materially breached any of its obligations hereunder prior to such termination) and (A) an Acquisition Proposal was publicly announced, proposed, offered or made to the Company or its stockholders after the date hereof and before such termination, (B) such Acquisition Proposal has not expired or been withdrawn at the time of such termination and (C) the Company enters into an agreement with respect to or consummates an Acquisition Proposal within twelve months following such termination, (ii) by the Company pursuant to SECTION 10.01(e), or (iii) by Buyer pursuant to SECTION 10.01(f), then the

Company shall pay to Buyer an amount equal to the result of (I) (x) 3%, multiplied by (y) the sum of (A) the product of (1) the Per Share Purchase Price (provided that, for purposes of this SECTION 10.03(b) only, the Per Share Purchase Price shall be calculated as if the Merger occurred on the date of such termination) and (2) the number of Shares outstanding as of the date of such termination and (B) the aggregate amount that would be due under SECTIONS 2.05 and 2.06 if the Merger occurred on the date of such termination (such sum, the “Base Amount”) plus (II) all documented, third-party out-of-pocket costs and expenses reasonably incurred by Buyer and Merger Subsidiary in connection with the transactions contemplated by this Agreement (including, but not limited to, those reasonably incurred in connection with the Financing); provided that the aggregate amount payable pursuant to this SECTION 10.03(b) shall not exceed 3.5% of the Base Amount.
          (c) Any payment required to be made pursuant to SECTION 10.03(b)(i) shall be made contemporaneously with the earlier of the entry into the agreement or the consummation of the relevant Acquisition Proposal, any payment required to be made pursuant to SECTION 10.03(b)(ii) shall be made contemporaneously with the Company’s termination of this Agreement and any payment required to be made pursuant to SECTION 10.03(b)(iii) shall be made as promptly as practicable after Buyer’s termination of this Agreement, in each case by wire transfer of immediately available funds to an account designated by Buyer.
ARTICLE XI
MISCELLANEOUS
          SECTION 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given, if to Buyer or Merger Subsidiary, to:
c/o First Reserve Corporation
600 Travis
Suite 6000
Houston, Texas 77002
Facsimile:  (713) 437-5146
Attention:   Timothy Day
with a copy to:
c/o First Reserve Corporation
One Lafayette Place
Greenwich, CT 06830
Facsimile:  (203) 625-8520
Attention:   Thomas R. Denison

with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile:   212-455-2502
Attention:   Patrick J. Naughton
if to the Company, to:
Chart Industries, Inc.
One Infinity Corporate Centre Drive, Suite 300
Garfield Heights, Ohio 44125
Facsimile:  (440) 753-1491
Attention:              Chief Executive Officer
                              Chief Financial Officer
with a copy to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Facsimile:  (312) 861-2200
Attention:               John A. Weissenbach
                               Christopher J. Greeno
if to the Principal Stockholders, to:
c/o Oaktree Capital Management, LLC
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Fax: (213) 830-6394
Attn:       Michael Harmon
               Jordon Kruse
c/o Audax Management Company, LLC
101 Huntington Avenue
Boston, MA 02199
Fax: (617) 859-1600
Attn:       Geoffrey Rehnert
               Oliver Ewald

with a copy to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Facsimile: (312) 861-2200
Attention:               John A. Weissenbach
                               Christopher J. Greeno
or such other address, as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a business day at the location of receipt and otherwise on the next business day, provided that such notice, demand or other communication is also deposited within 24 hours thereafter with a reputable overnight courier service (charges prepaid) for delivery to the same addressee, or (iv) five (5) days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, when delivered at the address specified in this SECTION 11.01.
          SECTION 11.02 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall not survive the earlier of the Stock Purchase Closing and the Effective Time. The covenants and agreements contained herein shall not survive the earlier of the Stock Purchase Closing and the Effective Time, except for the covenants and agreements set forth in SECTIONS 7.01, 7.02, 7.03, 7.04 and 10.03.
          SECTION 11.03 Acknowledgment by Buyer and Merger Subsidiary. Each of Buyer and Merger Subsidiary acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets, liabilities and properties of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Buyer and Merger Subsidiary has relied and will rely on the results of its own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in this Agreement, as modified by the Company Disclosure Schedule. Each of Buyer and Merger Subsidiary further acknowledges that, except as set forth herein, no promise or inducement for this Agreement was offered by the Company, any of the Principal Stockholders or any of their respective representatives or relied upon by Buyer or Merger Subsidiary. SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO BUYER AND MERGER SUBSIDIARY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER AND MERGER SUBSIDIARY UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE

FUTURE FINANCIAL OR HISTORICAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF THE COMPANY NOT REFLECTED IN THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND EACH OF THE PRINCIPAL STOCKHOLDERS. EACH OF BUYER AND MERGER SUBSIDIARY ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN THIS AGREEMENT WHEN MAKING ITS DECISIONS TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. With respect to all materials that are described as having been made available or delivered to Buyer or Merger Subsidiary, such materials shall be deemed to have been delivered or made available to Buyer or Merger Subsidiary if Buyer, Merger Subsidiary or any of their representatives or agents have been granted access to a dataroom, electronic dataroom or website in which such materials are available or by transmitting such materials to Buyer or Merger Subsidiary or their representatives or agents by any other electronic means.
          SECTION 11.04 Amendments; No Waivers.
          (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer, Merger Subsidiary and the Principal Stockholder(s) who hold at least a majority of the Shares set forth on the Principal Stockholders Schedule attached hereto (the “Required Holder(s)”) or in the case of a waiver, by Buyer if such waiver is to be effective against Buyer and/or Merger Subsidiary, by the Company if such waiver is to be effective against the Company, or by the Required Holder(s) if such waiver is to be effective against the Principal Stockholders; provided that, if any such amendment or waiver by its terms treats disproportionately any Principal Stockholder in an adverse manner relative to any other Principal Stockholder, then such amendment or waiver shall require the prior written approval of such Principal Stockholder so disproportionately and adversely treated; provided, further, that, after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the approval of the stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the Certificate of Incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.
          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
          SECTION 11.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Notwithstanding the foregoing, (a) Buyer and Merger Subsidiary may assign their rights and obligations hereunder to an affiliate upon the consent of the Company, which consent shall not be unreasonably withheld; and (b) each of the Principal Stockholders may assign its respective rights and obligations hereunder with respect to all or any portion of its respective Shares to any transferee of such Shares, provided that (i) the transferee is an affiliate of such Principal Stockholder, is an “accredited investor” (as defined in the Securities Act and the rules and regulations promulgated thereunder) or acquires all of the Principal Stockholder Shares of such Principal Stockholder, and (ii) prior to such transfer, the transferee agrees in writing to be bound by the terms and conditions of this Agreement to the same extent as the transferor.
SECTION 11.06 Governing Law.
          (a) This Agreement shall be construed in accordance with and governed in all respects, including validity, interpretation and effect, by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.
          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in SECTION 11.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE

EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.06(c).
          SECTION 11.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. This Agreement may be executed by facsimile signature.
          SECTION 11.08 Headings. Section headings used in this Agreement are for convenience only and shall be ignored in the construction and interpretation hereof.
          SECTION 11.09 No Third Party Beneficiaries. Except for SECTION 7.03 (which is intended to and shall confer upon the persons referenced therein all rights and remedies by reason of this Agreement as if such person was a party hereto), no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any person other than the parties hereto.
          SECTION 11.10 Entire Agreement. This Agreement (together with the Company Disclosure Schedule, the Buyer Disclosure Schedule and the other documents delivered pursuant hereto and thereto) and the Confidentiality Agreement constitute the entire agreements of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.
          SECTION 11.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
          SECTION 11.12 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
* * * *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHART INDUSTRIES

By:	/s/ Michael F. Biehl

Its:	Chief Financial Officer and Treasurer

FIRST RESERVE FUND X, L.P.

By:	/s/ Tim Day

Its:	Vice President

CI ACQUISITION, INC.

By:	/s/ Tim Day

Its:	Vice President

PRINCIPAL STOCKHOLDERS:

OCM PRINCIPAL OPPORTUNITIES FUND II, L.P.

By:	Oaktree Capital Management, LLC
Its:	General Partner

By:	/s/ Michael P. Harmon

Its:	Managing Director

By:	/s/ Jordan Kruse

Its:	Vice President

AUDAX CHART LLC

By:	/s/ Geoff Rehnert

Its:	Co-CEO

CARL MARKS STRATEGIC INVESTMENTS, L.P.

By:	Carl Marks Management Company, L.P.
Its:	General Partner

By:	/s/ James F. Wilson

Its:	General Partner

CARL MARKS STRATEGIC INVESTMENTS, III, L.P.

By:	Carl Marks Management Company, L.P.
Its:	General Partner

By:	/s/ James F. Wilson

Its:	General Partner

VAN KAMPEN SENIOR LOAN FUND

By: Van Kampen Asset Management

By:	/s/ Howard Tiffen

Its:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Michael Lee

Its:	Director

GE CAPITAL CFE, INC.

By:	/s/ Gregory Hong

Its:	Duly Authorized Signatory

ARTHUR S. HOLMES, AS TRUSTEE OF THE ARTHUR S. HOLMES TRUST DATED DECEMBER 20, 1993 AS RESTATED JANUARY 22, 1998 AND MARCH 4, 2003

By:	/s/ Arthur S. Holmes, Trustee

Arthur S. Holmes, as Trustee

CHRISTINE H. HOLMES, AS TRUSTEE OF THE CHRISTINE H. HOLMES TRUST DATED DECEMBER 20, 1993 AS RESTATED JANUARY 22, 1998 AND MARCH 4, 2003

By:	/s/ Christine H. Holmes, Trustee

Christine H. Holmes, as Trustee